UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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LIBBEY INC.

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LIBBEY®

2020
Proxy Statement and Notice of Annual Meeting of Shareholders

LIBBEY INC.
P.O. Box 10060
300 Madison Avenue
Toledo, Ohio 43699-0060

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

WHEN	WHERE	RECORD DATE
May 13, 2020 2:00 p.m. EDT	Libbey Corporate Showroom 335 North St. Clair Street Toledo, Ohio 43604	Close of business on March 20, 2020

At the meeting, shareholders will:

Board Recommendation
1	Elect three directors, each for a term of three years;	FOR each nominee
2	Vote, on an advisory basis, to approve executive compensation;	FOR
3	Vote to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the 2020 fiscal year; and	FOR
4	Transact such other business as properly may come before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Libbey Inc. common stock at the close of business on March 20, 2020. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting.

Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to shareholders on the internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials to shareholders of record at the close of business on March 20, 2020, provided those shareholders with access to our online proxy materials, and filed our proxy materials with the SEC.

Whether or not you plan to attend the meeting, we hope you will vote as soon as possible in any of the following ways:

IN PERSON	MAIL	PHONE	INTERNET
Attend the Annual Meeting and vote by ballot	Complete, sign, date and return your proxy card in the envelope provided	Call toll-free 1-800-690-6903	Go to www.proxyvote.com

By Order of the Board of Directors,

Jennifer M. Jaffee
Secretary
April 1, 2020
Toledo, Ohio

i

ii

Caution on Forward-Looking Statements

This proxy statement includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “plan,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. These forward-looking statements include all matters that are not historical facts. They include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, the impact of COVID-19 on our operations and the length of time of such impact, our results of operations, financial condition, liquidity, prospects, growth, strategies and the impact of COVID-19 on the industry in which we operate and the industries we serve. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Investors are cautioned that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from these statements. Investors should not place undue reliance on such statements. Important factors potentially affecting performance include, but are not limited to, risks and uncertainties related to the impact of COVID-19 on the global economy, our associates, our customers and our operations; our high level of indebtedness and the availability and cost of credit; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in our core markets; global economic conditions and the related impact on consumer spending levels; major slowdowns or changes in trends in the retail, travel, restaurant and bar or entertainment industries, and in the retail and foodservice channels of distribution generally, that impact demand for our products; inability to meet the demand for new products; material restructuring charges related to involuntary employee terminations, facility sales or closures, or other various restructuring activities; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; our ability to borrow under our ABL credit agreement; protracted work stoppages related to collective bargaining agreements; increased pension expense associated with lower returns on pension investments and increased pension obligations; increased tax expense resulting from changes to tax laws, regulations and evolving interpretations thereof; devaluations and other major currency fluctuations relative to the U.S. dollar and the euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of exchange rate changes to the value of the euro, the Mexican peso, the Chinese renminbi and the Canadian dollar and the earnings and cash flows of our international operations, expressed under U.S. GAAP; the effect of high levels of inflation in countries in which we operate or sell our products; the failure of our investments in e-commerce, new technology and other capital expenditures to yield expected returns; failure to prevent unauthorized access, security breaches and cyber-attacks to our information technology systems; compliance with, or the failure to comply with, legal requirements relating to health, safety and environmental protection; our failure to protect our intellectual property; and the inability to effectively integrate future business we acquire or joint ventures into which we enter. These and other risk factors that could cause results to differ materially from the forward-looking statements can be found in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Any forward-looking statements speak only as of the date of this proxy statement, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this proxy statement.

iii

A MESSAGE FROM THE

CHAIRMAN OF THE BOARD

Dear Fellow Shareholders,

2019 was a pivotal year for Libbey, as we accelerated our evolution to deliver future growth, stability and profitability. We have taken a number of steps to transform the business, including:

•	Assembling a stronger group of senior leaders;
•	Strategically realigning our organizational structure;
•	Focusing on significantly improving our cash flow;
•	Expanding our e-commerce capability to serve additional markets;
•	Furthering our investment in a new enterprise resource planning (ERP) system; and
•	Building on existing strengths in our key markets.

We were pleased to welcome Mike Bauer to Libbey as our new Chief Executive Officer in March 2019. Mike’s seasoned perspective and disciplined approach to the business has renewed our focus on our most critical strategic objectives. Accordingly, we implemented an organizational realignment in the second half of the year, transforming Libbey into a functionally aligned global organization.

In connection with the organizational realignment, Jim Burmeister transitioned from Chief Financial Officer to Chief Operating Officer. Jim’s experience and leadership provide meaningful advantages as we continue to optimize our supply chain, lower our overall operating expense, reduce our complexity, and implement the business transformation enabled by our ERP implementation.

Juan Amezquita joined Libbey as Chief Financial Officer in early 2020, bringing a balance of relevant industry experience and new insight. Juan is leading our efforts to reduce working capital and fixed costs as we continue to prioritize cash generation and free cash flow.

Libbey’s 6,000 associates worldwide continue to execute our ongoing transformation with skill and commitment. We are fortunate to have an experienced Board and a talented leadership team driving every day to make Libbey a stronger, more competitive and profitable enterprise. Together, we have made significant progress and remain committed to Libbey's transformation in the face of a volatile economic environment and challenging competitive conditions.

We thank you for your support.

Sincerely,

William A. Foley

Chairman of the Board of Directors

PROXY STATEMENT SUMMARY

Company Overview and Business Highlights

Our strategy is focused on the following three key areas:

PROFITABLE GROWTH including leveraging our industry leading digital and e-commerce capabilities, focusing on underpenetrated segments of the foodservice channel, and maintaining a flow of innovative new products;

OPERATIONAL EXCELLENCE through best-in-class service, asset optimization and continuous improvement; and

ORGANIZATIONAL EXCELLENCE that develops our talent and culture to a more agile, externally focused organization in which people feel empowered, accountable and embrace transparency and change.

We made great progress with our initiatives throughout 2019, focusing the year on improving our cash generation, operating efficiencies and execution, as well as aligning our teams around critical plans to drive growth and stability.

•

Made considerable progress on our organizational realignment plan that focuses on transformational actions and structural changes to create a simplified organization best positioned to deliver against its key financial and operational priorities

•

Made headway on our business transformation to simplify processes and improve capabilities across many areas of the business, led by the on-going implementation of a new enterprise resource planning system

•	Introduced Assheuer + Pott GmbH & Co. KG (APS®) premium serveware and buffetware products to the hospitality and catering sector in the U.S. & Canada foodservice channel
•	Expanded our digital platform to support customers and end users in our foodservice channel with the launch of our foodservice website
•

Implemented an enhanced inspection and repair process to further extend asset lives and optimized furnace repair schedules resulting in more time between furnace rebuilds and a reduction in depreciation expense

•	Upgraded our laser edge technology at our Shreveport manufacturing facility, resulting in more efficient operations

Full-year 2019 Financial & Operating Highlights

•	2019 net sales of $782.4 million reflected a decrease of 1.9% (0.9% in constant currency) versus prior year
•

Net loss was $69.0 million in 2019, compared to a net loss of $8.0 million in 2018; our results in 2019 were affected by non-cash asset impairment charges of $65.2 million in our Latin America and EMEA segments

•	Adjusted Income from Operations (as defined in Appendix A) was $35.2 million, an increase of 19.7% versus the prior year
•	Our adjusted EBITDA (calculated as shown in Appendix A) for 2019 was $70.3 million, compared to $71.0 million in 2018
•	Net cash provided by operating activities improved $26.6 million, driving $40.5 million of incremental Free Cash Flow (as defined in Appendix A) for the year

While we are focused on taking advantage of opportunities we see in our markets to drive long-term growth, we need to continue to improve both our operational and organizational excellence. Therefore, in 2020 we intend to continue our momentum in executing revenue growth, leveraging our new global functional structure to drive significant operational improvement and keeping a disciplined focus on cash generation.

Management and Board Leadership

Michael P. Bauer joined the Company as CEO and a director on March 25, 2019, succeeding Mr. Foley who remained an employee but transitioned to Executive Chairman (effective March 25, 2019) and, more recently, retired from employment and transitioned to Chairman (effective March 1, 2020). John Orr continues to serve as Independent Lead Director. For more information regarding the Board's leadership structure, see "Board Structure."

Voting Proposals and Board Recommendations

PROPOSAL 1     Election of Directors

Election of William A. Foley, Deborah G. Miller and Steve Nave as Class III Directors

The Board recommends a vote FOR each Director Nominee

Director Nominees - Class III

WILLIAM A. FOLEY, 72	DEBORAH G. MILLER, 70	STEVE NAVE, 50
Chairman, Libbey Inc. Director Since 1994 Not Independent	CEO, Enterprise Catalyst Group Director Since 2003 Independent	Venture Capitalist Director Since 2017 Independent

Qualifications • Consumer product marketing experience, particularly in the glass tableware industry • Significant organizational leadership skills • Public company board experience	Qualifications • Global management experience • Sales and marketing ingenuity • Extensive information technology experience	Qualifications • Extensive e-commerce experience • Deep knowledge of retail and consumer products industries • Significant executive leadership experience • Brand marketing expertise

Libbey Committees • None	Libbey Committees • Audit • Nominating & Governance	Libbey Committees • Compensation Chair • Audit (effective May 13, 2020) • Nominating & Governance (until May 13, 2020)

Continuing Directors - Classes I and II

Name	Age	Director Since	Independent	Committees
Michael P. Bauer	55	2019	No (CEO)	None
Ginger M. Jones	55	2013	Yes	Audit; Compensation
Eileen A. Mallesch	64	2016	Yes	Compensation; Nominating & Governance*
Carol A. Moerdyk	69	1998	Yes	Compensation; Nominating & Governance
John C. Orr	69	2008	Yes	Audit; Nominating & Governance

*Effective May 13, 2020

Board Snapshot

INDEPENDENT	TENURE OF ≤ 7 YEARS	WOMEN
6/8	4/8	4/8

PROPOSAL 2     Advisory Say-On-Pay

Pursuant to Section 14(a) of the Exchange Act, we are providing shareholders the opportunity to cast an advisory vote with respect to the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executives, as disclosed in this proxy statement, including the compensation tables and narrative discussion, pursuant to Item 402 of Regulation S-K.

The Board recommends a vote FOR this Proposal

Our Compensation Committee strives to provide an executive compensation program that aligns the interests of our executives with those of our shareholders. The core elements of our compensation program are:

Element	At Risk	Performance Based	% of CEO Target Pay
Base Salary			24%
Annual cash incentive award under our Senior Management Incentive Plan (SMIP)	✔	✔	24%
Long-term performance cash award under our Long-Term Incentive Plan (LTIP)	✔	✔	26%
Restricted stock units (RSUs) awarded under our LTIP	✔		26%

The percentages above represent annualized pay opportunity of the CEO (Michael P. Bauer) at target and do not include sign-on awards.

The following table sets forth the 2019 compensation for each named executive officer as determined under SEC rules. See the notes accompanying the Summary Compensation Table on page 40 for more information.

Name	Base Salary	Stock Awards	Option Awards	Non-Equity Incentive Compensation	All Other Compensation	Total
Michael P. Bauer	$520,313	$366,837	$122,419	$564,167	$93,339	$1,667,075
William A. Foley	380,250	677,771	0	420,647	44,727	1,523,395
James C. Burmeister	421,668	118,467	0	329,204	18,845	888,184
Sarah J. Zibbel	310,002	59,424	0	169,613	35,206	574,245

Our 2019 executive compensation program aligns pay with performance:

•

30% reduction in CEO target pay. Our new CEO, Mr. Bauer, has total target direct compensation of $2,868,750, a 30% reduction from that of our former CEO, Mr. Foley, whose total target direct compensation was $4,125,000. Total target direct compensation = annualized base salary + (SMIP target % x annualized base salary) + (LTIP target % x annualized base salary). In setting Mr. Bauer's compensation, the Compensation Committee considered many factors, including Mr. Bauer's skill set and experience, benchmarking data provided by the Committee's independent compensation consultant, the relationship of Mr. Bauer's compensation to that of our other executive officers, and the fact that Mr. Bauer had never before been CEO of a public company. For more information regarding Mr. Bauer's compensation, see "What pay did Libbey's executives receive for 2019?" beginning on page 26.

•

Simpler annual incentive plan with stronger tie to financial performance. The 2019 SMIP has only 4 metrics and is based 85% on financial performance, while the 2018 SMIP had 6 metrics and was based 65% on financial performance. See page 24 for a comparison of metrics and weightings under the 2018 and 2019 plans.

•

36% voluntary reduction in annual incentive payouts. Based on performance against targets for the metrics under our 2019 SMIP, our executives achieved payouts of 136% of target under our 2019 SMIP. However, in recognition of the decline in the Company's stock price during 2019 and the need to conserve cash, executive leadership team recommended, and Compensation Committee agreed, to cap payouts under the 2019 SMIP at target. Additional information regarding our 2019 SMIP can be found beginning on page 26.

•

Long-term cash incentive payouts below target. Failure to achieve target with respect to the financial performance measures of our 2017 LTIP (2017-2019 performance cycle), resulted in payouts of 23.1% of target. More information regarding our long-term incentive plans can be found beginning on page 30.

•	Decline in RSU value. RSUs granted to named executives in 2019 have declined in value more than 50% since the dates of grant. See page 32 for additional information regarding equity compensation.

PROPOSAL 3     Ratification of Auditors

Ratification of the appointment of Deloitte & Touche LLP as Libbey’s independent auditors for the 2020 fiscal year

The Board recommends a vote FOR this Proposal

For information regarding the fees Libbey paid to its auditors for fiscal 2019 and 2018, see "What fees did Libbey pay to its auditors for fiscal 2019 and 2018?" on page 46.

LIBBEY INC. PROXY STATEMENT

We have sent you this proxy statement because our Board of Directors is asking you to give your proxy (the authority to vote your shares) to our proxy committee so that they may vote your shares on your behalf at our annual meeting of shareholders. The members of the proxy committee are Juan Amezquita and Jennifer M. Jaffee. They will vote your shares as you instruct.

We will hold the meeting in the Libbey Corporate Showroom located at 335 North St. Clair Street, Toledo, Ohio, on May 13, 2020, at 2 p.m. EDT. This proxy statement contains information about the matters being voted on and other information that may be helpful to you.

CORPORATE GOVERNANCE

PROPOSAL 1     Election of Directors

Election of William A. Foley, Deborah G. Miller and Steve Nave as Class III Directors

The Board recommends a vote FOR each Director Nominee

Our Board of Directors, which currently has eight directors, is divided into three classes. The term of office for members of Class III of the Board of Directors will expire on the date of the Annual Meeting in 2020.

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated William A. Foley, Deborah G. Miller and Steve Nave to stand for election to Class III.

Those elected to Class III as directors at the 2020 Annual Meeting will hold office until their terms expire on the date of the 2023 Annual Meeting or until their successors are elected and qualified. The terms of office of the members of Class I and Class II of the Board of Directors will expire on the date of the Annual Meeting in 2021 and 2022, respectively. Information regarding Mr. Foley, Ms. Miller and Mr. Nave is under “Libbey Board of Directors - Who are our Director Nominees?” on page 8.

Only Mr. Foley, Ms. Miller and Mr. Nave will be nominated for election as directors at the Annual Meeting. Each has consented to being named in this proxy statement and to serve if elected, and we expect each to be available to serve. If any of them becomes unavailable to serve before the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board, or the number of directors may be reduced.

Shares represented by proxies will be voted for the election of these three nominees unless authority to vote for any or all nominees is withheld. A shareholder entitled to vote for the election of directors may withhold authority to vote for any or all nominees.

Libbey Board of Directors

HOW DOES OUR BOARD SELECT NOMINEES FOR OUR BOARD?

Our Board selects new directors after review and evaluation by the Nominating and Governance Committee, which also proposes and reviews the criteria for membership at least biannually and proposes and reviews the selection process. The Nominating and Governance Committee evaluates governance needs and skill requirements and solicits input from all Board members and makes its recommendation to the Board. The Chairman, on behalf of the Board, extends invitations to join the Board.

The Board, in its Corporate Governance Guidelines, has determined that Board members must satisfy the following standards and qualifications:

REQUISITE CHARACTERISTICS FOR BOARD CANDIDATES

•	the highest professional and personal ethics and values, consistent with long-standing Libbey values and standards
•	broad experience at the policy-making level in business, government, education, technology or public interest
•	commitment to enhancing shareholder value
•	devotion of sufficient time to carry out the duties of Board membership and to provide insight and practical wisdom based upon experience
•

expertise in areas that add strategic value to the Board - for example: relevant industry experience; senior leadership experience in a business that faces significant competition or operates on a global scale; transformative change management experience; experience managing /mitigating risks associated with information security, cyber security or data privacy; experience assessing and implementing technology tools to enhance business operations and customer service; experience serving as a public director for another public company; succession planning experience; investor relations, sustainability or corporate responsibility experience; new product development and innovation experience; strategic planning experience; mergers and acquisitions and joint venture experience; knowledge of financial/SEC reporting and controls; capital structure/treasury experience; manufacturing and supply chain experience; risk management experience; and organizational development experience

•

serve on the boards of directors of no more than three other public companies and, if intending to serve on the Audit Committee of the Board, serve on the audit committees of no more than two other public companies

In addition, the Board’s Corporate Governance Guidelines set forth the Board’s intention to seek directors who are strategic thinkers, understand complex capital structures and the operational constraints that they create, are members of the boards of directors of other public companies and have experience and expertise in corporate governance, marketing expertise and/or experience in the consumer products industry. Consistent with the Board’s Corporate Governance Guidelines, the Board also seeks directors who, as compared to existing members of the Board, are diverse with respect to geography, employment, age, race or gender.

Finally, the Board considers other relevant factors as it deems appropriate, including the Board’s current composition, the balance of management and independent directors, the need for particular subject-matter expertise and the Board’s evaluations of other prospective nominees.

The Nominating and Governance Committee engaged a third-party search firm to identify and recruit Ms. Moerdyk, Mr. Orr and Mr. Nave. Under its charter, the Nominating and Governance Committee has authority to engage third-party search firms in fulfilling its duties to select nominees to the Board.

WHO ARE OUR DIRECTOR NOMINEES?

Our Board of Directors is divided into three classes, with one class standing for election at each Annual Meeting. Our Board has nominated William A. Foley, Deborah G. Miller, and Steve Nave, who are incumbents, for election at our 2020 Annual Meeting of shareholders.

William A. Foley

Class III

Director since 1994; Chairman since 2011

Age 72

•	Consumer product marketing experience, particularly in the glass tableware industry
•	Significant organizational leadership and management skills
•	Public company board and corporate governance experience

Mr. Foley served as Libbey's Chief Executive Officer from January 2016 until March 24, 2019, after which he remained an employee and served as Executive Chairman of the Board. Mr. Foley retired from employment with Libbey on February 29, 2020, at which time he transitioned to serving as non-executive Chairman of the Board. Foley served as Chairman and Chief Executive Officer of Blonder Accents, LLC from June 2011 until November 2011 and served as Chairman and Chief Executive Officer of Blonder Company from 2008 until June 2011. Previously, Mr. Foley was President and a director of Arhaus, Inc.; co-founder of Learning Dimensions LLC; Chairman and Chief Executive Officer of LESCO Inc.; and Chairman and Chief Executive Officer of Think Well Inc. Mr. Foley also fulfilled the roles of Vice President, General Manager for The Scotts Company Consumer Division, and Vice President and General Manager of Rubbermaid Inc.’s Specialty Products division. Mr. Foley spent the first 14 years of his career with Anchor Hocking Corp. in various positions, including Vice President of Sales & Marketing of the Consumer and Industrial Products Group.

Mr. Foley holds a bachelor’s degree from Indiana University and an M.B.A. from Ohio University.

Mr. Foley has been a member of the Board of Directors of Myers Industries, Inc. (NYSE: MYE) since 2011.

deborah g. miller

Class III

Director since 2003

Age 70

•	Global management experience
•	Sales and marketing ingenuity
•	Extensive information technology experience

From 2003 to the present, Ms. Miller has been Chief Executive Officer of Enterprise Catalyst Group, a management consulting firm specializing in high technology and biotechnology transformational applications. Ms. Miller was also President, Chief Executive Officer and Chairman of Ascendent Systems, a provider of enterprise voice mobility solutions, from 2005 to 2007. Ms. Miller has more than 30 years of global management experience, including roles as Chief Executive Officer of Maranti Networks; President and Chief Executive Officer of Egenera; Chief Executive Officer of On Demand Software; and various positions with IBM. Throughout her career, Ms. Miller has contributed to the success of international business enterprises with her innovative approach to sales and marketing.

Ms. Miller has a bachelor’s degree from Wittenberg University, of which she is an Emeritus member of the Board of Directors.

Ms. Miller has been a member of the Board of Directors of Sentinel Group Funds, Inc. (SENCX) since 1995.

steve nave

Class III

Director since 2017

Age 50

•	Extensive e-commerce experience
•	Deep knowledge of retail and consumer products industries
•	Significant executive leadership experience
•	Brand marketing expertise

Mr. Nave is General Partner of Kingsley-Malta Capital, an investment fund he founded in April 2019 that participates in early-to-late stage venture capital and private equity investments. Since December 2019, Mr. Nave has also served as chief financial officer and co-founder of j3st gaming, a technology start-up in the online gaming space. From November 2014 until he retired in February 2018, Mr. Nave served as President and Chief Executive Officer of Bluestem Group Inc., a holding company whose businesses include Bluestem Brands, Inc., a multi-brand, online retailer. From December 2012 until November 2014, Mr. Nave served as President and Chief Executive Officer and a director of Bluestem Brands, Inc. Prior to Bluestem, Mr. Nave held several executive leadership positions with Walmart.com, from its launch in 2000 until 2011, including Chief Financial Officer, Chief Operating Officer, and most recently as its chief executive, as well as serving as a senior officer of Wal-Mart Stores, Inc. From 1995 to 2000 he served in both the Audit and Mergers & Acquisitions practices of Ernst & Young, LLP, serving clients in the Retail & Consumer Products and Technology industries. Mr. Nave previously served on the board of directors of Shopzilla, Inc., a leading source of sales and consumer feedback for online merchants and retail advertisers in the United States and Europe.

Mr. Nave has a bachelor’s degree in Accounting from Oklahoma State University.

WHO ARE OUR CONTINUING DIRECTORS?

michael p. bauer

Class I

Chief Executive Officer and a Director since 2019

Age 55

•	Demonstrated ability to turn around and grow businesses under difficult circumstances
•	Significant financial and organizational leadership skills
•	Substantial marketing, product development and supply chain experience

Mr. Bauer joined Libbey as Chief Executive Officer and a director on March 25, 2019. Before joining Libbey, Mr. Bauer spent more than 20 years with Fortune Brands Home & Security, Inc. (NYSE: FBHS), serving most recently as President of The Master Lock Company (the Security segment of Fortune Brands) from December 2014 to July 2018. Mr. Bauer previously held roles of increasing responsibility at Moen Incorporated, another Fortune Brands subsidiary, beginning in 1997 as Corporate Controller and culminating in his roles as Vice President and General Manager, Retail Business, from 2007 to 2011, and President, U.S. Business, from 2011 to 2014. Mr. Bauer’s earlier experience includes serving as Chief Financial Officer and Vice President of Finance for Nook Industries, Inc. (1997), holding various accounting and finance roles at Avery Dennison Corporation (NYSE: AVY) (1992 to 1997), and working as an audit manager for Coopers & Lybrand (1987 to 1992).

Mr. Bauer holds a bachelor’s degree from Cleveland State University and an M.B.A. from Case Western Reserve University.

ginger m. jones

Class II

Director since 2013

Age 55

•	Experience as chief financial officer of a public company with over $2 billion in revenues
•	Significant executive leadership experience in financial strategy and experience in public audit functions, resulting in her qualification as an audit committee financial expert
•	Experience in global supply chain

Ms. Jones served as Senior Vice President, Chief Financial Officer of Cooper Tire & Rubber Company (NYSE: CTB) from December 2014 until her retirement in December 2018. Before joining Cooper, she served as Chief Financial Officer of Plexus Corp. (NASDAQ: PLXS), a global electronics, engineering and manufacturing services company, from April 2007 until May 2014 and was responsible for all finance, treasury, investor relations and information technology functions. A certified public accountant, Ms. Jones began her career with Deloitte & Touche, culminating in her role as audit manager for audits of middle market companies.

She holds a bachelor’s degree in accounting from the University of Utah and an M.B.A. from The Ohio State University Fisher College of Business.

Ms. Jones currently serves on the Board of Directors of Tronox Limited (NYSE: TROX) (since April 2018) and Nordson Corporation (NASDAQ: NDSN) (since November 2019).

eileen a. mallesch

Class II

Director since 2016

Age 64

•	Significant financial and enterprise risk management expertise
•	Public company board and corporate governance experience
•	Experience with mergers, acquisitions and divestitures
•	International business experience
•	Foodservice and consumer products industry knowledge

Ms. Mallesch served as Senior Vice President and Chief Financial Officer of the property and casualty insurance business of Nationwide Insurance from 2005 to 2009. Previously, Ms. Mallesch was employed by General Electric, where she served as Senior Vice President and Chief Financial Officer of Genworth Financial Life Insurance Company from 2003 to 2005; Vice President and Chief Financial Officer of GE Financial Employer Services Group from 2000 to 2003; and Controller for GE Americom from 1998 to 2000. Ms. Mallesch’s positions before 2000 include International Business Area Controller, Energy Ventures for Asea Brown Boveri, Inc., a multinational power and automation technologies company, and financial management positions with PepsiCo, Inc. (NYSE: PEP). Ms. Mallesch is a certified public accountant and began her career as a senior auditor with Arthur Andersen.

Ms. Mallesch holds a bachelor’s degree in accounting from City University of New York.

Ms. Mallesch currently serves on the boards of directors of Brighthouse Financial (NASDAQ: BHF) (since November 2018), Fifth Third Bancorp (NASDAQ:FITB) (since 2016) and State Auto Financial Corp. (NASDAQ: STFC) (since 2010). Ms. Mallesch also served on the board of directors of Bob Evans Farms, Inc. from 2008 to January 2018. Before the January 2018 sale to Post Holdings, Inc., Bob Evans Farms, Inc.'s stock was listed on the NASDAQ under the symbol BOBE.

carol b. moerdyk

Class I

Director since 1998

Age 69

•	Significant financial expertise developed through her experience as a CFA and public company chief financial officer
•	Public company board and corporate governance experience
•	Executive leadership and U.S. and international operations experience

Ms. Moerdyk retired from OfficeMax Incorporated (formerly Boise Cascade Office Products Corporation) in 2007. At OfficeMax, she served as Senior Vice President, International from August 2004 until her retirement. Previously, she held various roles at Boise Cascade Office Products Corporation, including Senior Vice President Administration, Senior Vice President North American and Australasian Contract Operations, and Chief Financial Officer. Ms. Moerdyk began her professional career as an assistant professor of finance at the University of Maryland.

Ms. Moerdyk is a Chartered Financial Analyst and holds a bachelor’s degree from Western Michigan University and a Ph.D. Candidate’s Certificate in finance from the University of Michigan.

Ms. Moerdyk has served on the Board of Directors of American Woodmark Corporation (NASDAQ: AMWD) since 2005.

john c. orr

Class I

Director since 2008; Lead Independent Director since 2016

Age 69

•	Extensive international manufacturing and plant management experience
•	Extensive organizational leadership experience
•	Public company board and corporate governance experience

From 2005 until his retirement in December 2015, Mr. Orr served as President, Chief Executive Officer, and a director of Myers Industries, Inc. (NYSE: MYE), an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. Before assuming those positions, Mr. Orr was President and Chief Operating Officer of Myers Industries and General Manager of Buckhorn Inc., a Myers Industries subsidiary. Mr. Orr’s earlier career included 28 years with The Goodyear Tire and Rubber Company, where he gained experience in production and plant management at facilities throughout North America and Australia, eventually holding such positions as Director of Manufacturing in Latin America and Vice President Manufacturing for the entire company worldwide.

Mr. Orr holds a B.S. in communication from Ohio University and has additional training from Harvard Business School in business strategy, finance and operations.

Mr. Orr served on the Board of Myers Industries, Inc. (NYSE: MYE) from May 2005 to December 2015.

HOW DOES OUR BOARD DETERMINE WHICH DIRECTORS ARE CONSIDERED INDEPENDENT?

Pursuant to the Corporate Governance Guidelines approved by the Board, the Board has made a determination as to each Board member’s independence. In making this determination, the Board has considered the existence or absence of any transactions or relationships between each director or any member of his or her immediate family and Libbey and its subsidiaries and affiliates, including those reported under “Board Processes - Certain Relationships and Related Transactions,” below. The Board also examined the existence or absence of any transactions or relationships between directors or their affiliates and members of Libbey’s senior management or their affiliates.

As provided in the Guidelines, the purpose of this review was to determine whether there is any relationship that is inconsistent with a determination that a director is independent of Libbey or its management. Specifically, the Guidelines preclude a determination of independence if the director does not meet the independence requirements in the NYSE American Company Guide, since our common stock currently is listed on the NYSE American exchange.

As a result of this review, the Board has affirmatively determined that Ginger M. Jones, Eileen A. Mallesch, Deborah G. Miller, Carol B. Moerdyk, Steve Nave and John C. Orr are independent of Libbey and its management under the standards set forth in the Corporate Governance Guidelines. Mr. Bauer is considered an inside director because of his current employment as Libbey’s CEO. Mr. Foley is considered an inside director because of his recent employment as Libbey’s CEO (until March 25, 2019) and Executive Chairman (until March 1, 2020).

Compensation Committee Independence. In determining whether the members of our Compensation Committee are independent, within the meaning established by the NYSE American Company Guide, our Board takes into account all factors specifically relevant to a determination of whether any Compensation Committee member has a relationship to us that is material to his or her ability to be independent in connection with his or her duties as a Compensation Committee member. The factors considered include, but are not limited to, the source of compensation of the member and whether the member is affiliated with us or one of our subsidiaries or affiliates. After taking into account all of these factors, our Board has determined that all of the members of our Compensation Committee are independent within the meaning established by the NYSE American Company Guide.

HOW DOES OUR BOARD THINK ABOUT BOARD REFRESHMENT AND SUCCESSION PLANNING?

The Board has no arbitrary term limits. The Board intends to maintain a balance between directors who have longer terms of service and over time have developed greater insight into the Company's business, particularly as it has performed through multiple economic cycles, and directors who have more recently joined the Board. Since 2011, eight directors have departed the Board and six directors have joined the Board.

Directors are required to retire from the Board when they reach the age of 75, although a director elected before his or her 75th birthday may continue to serve until the annual shareholder meeting following the date on which he or she turns age 75. On the recommendation of the Nominating and Governance Committee, the Board may waive this requirement as to any director if it deems the waiver to be in the best interests of the Company.

The Board and each of its standing committees conduct self-evaluations annually. The Board carefully considers the results of the self-evaluations and potential skill gaps among current Board membership when making decisions regarding the addition or replacement of Board members. For example, when searching for a potential new director in 2017, the Board specifically sought a candidate with e-commerce experience, as the Board recognized the lack of e-commerce experience among its then-current members and recognized the importance of e-commerce to the Company's strategy. Mr. Nave, who has extensive e-commerce experience, ultimately was nominated by the Board and elected to the Board at the 2017 Annual Meeting.

HOW DO SHAREHOLDERS NOMINATE CANDIDATES FOR THE BOARD?

A shareholder who wishes to recommend a prospective nominee for the Board may notify our Corporate Secretary or any member of the Nominating and Governance Committee in writing, including any supporting material the shareholder deems appropriate. Candidates nominated by shareholders will be given the same consideration as candidates nominated by other sources.

The Board’s Role and Responsibilities

WHAT ARE THE BOARD'S KEY RESPONSIBILITIES?

The Board's key responsibilities include:

•	Overseeing and providing policy guidance for the business, affairs and operations of the Company;
•	Selecting the CEO and electing the officers of the Company;
•	Monitoring overall corporate performance;
•	Overseeing and participating in the Company's strategic and business planning process;
•	Reviewing the annual business budget; and
•	Reviewing significant risks, issues and opportunities facing the Company and management's approach to addressing such risks, issues and opportunities.

HOW DO SHAREHOLDERS AND OTHER INTERESTED PARTIES COMMUNICATE WITH THE BOARD?

Shareholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to Non-Management Directors, c/o Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060. The Nominating and Governance Committee has approved a process for handling letters that we receive and that are addressed to the non-management members of the Board. Under that process, the Corporate Secretary is responsible for reviewing all such correspondence and regularly forwarding to the non-management members of the Board a summary of all correspondence and copies of all correspondence that, in the Corporate Secretary's opinion, deals with the function of the Board or its committees or that the Corporate Secretary otherwise determines requires the Board's attention. Directors may, at any time, review a log of all correspondence that we receive and that is addressed to the non-management directors or other Board members and request copies of that correspondence. Concerns relating to accounting, internal controls or auditing matters are brought immediately to the attention of our internal auditors and Audit Committee and are handled according to procedures established by the Audit Committee.

Board Structure

HOW IS OUR BOARD LEADERSHIP STRUCTURED?

Our Board currently has seven non-management directors and one management director. Six of the non-management directors have been determined to be independent. For more information with respect to how the Board determines which directors are considered to be independent, see “How does the Board determine which directors are considered independent?” above.

In addition to assessing its leadership structure periodically, the Board assesses its leadership structure when warranted by specific circumstances, such as the appointment of a new CEO. When appropriate, the Board changes its leadership structure to ensure effective, independent oversight of management and to facilitate its engagement in, and understanding of, our business. For example, when Mr. Foley was named CEO in January 2016, the Board believed that the most effective leadership structure at that time was for Mr. Foley, who had served as a director since 1994 and as Chairman since 2011, to serve as both Chairman and CEO. Combining the Chairman and CEO roles in Mr. Foley demonstrated to our employees, suppliers, customers and other stakeholders that we were under strong leadership, with a single person, who has extensive institutional and industry knowledge, setting the tone and having primary responsibility for managing our operations.

Recognizing the importance of independent Board leadership, the Board also created the role of Lead Independent Director and chose Mr. Orr to assume the role. Mr. Orr has been an independent director on the Board since 2008, serves as the Chair of the Nominating and Governance Committee, and is a member of the Audit Committee.

When Mr. Bauer was appointed to succeed Mr. Foley as CEO, the Board again separated the role of CEO and Chairman, with Mr. Foley being appointed to serve as Executive Chairman (effective March 25, 2019) and, after Mr. Foley retired from employment with Libbey, as Chairman (effective March 1, 2020).

Mr. Bauer is responsible for overseeing the day-to-day affairs of Libbey and directing the formulation and implementation of our strategic plans. As Chairman, Mr. Foley is responsible for setting the agendas for and chairing Board meetings and meetings of shareholders, attending meetings of the Board’s committees with the approval of the respective committee, and assisting management in representing Libbey to external groups as needed and as determined by the Board, such as in connection with international trade matters relevant to Libbey.

We believe that this leadership structure is currently the most appropriate for Libbey because it allows our CEO to focus primarily on our business strategy and operations while leveraging the experience of our Chairman to direct the business of the Board.

Mr. Orr, a director since 2008, has served as Lead Independent Director since 2016, when Mr. Foley was appointed Libbey’s CEO. Mr. Orr serves as the principal liaison between the independent directors, the Chairman and the CEO, and is responsible for approving the agendas for Board meetings, presiding over executive sessions of the independent directors, coordinating feedback from directors in connection with the evaluations of the CEO and each director, and acting as chair of any Board meeting when the Chairman is not present.

WHAT ARE THE ROLES OF THE BOARD’S COMMITTEES?

Our Board of Directors has the following standing committees:

audit committee

Ginger Jones(1)(2), Chair

Eileen Mallesch(1)(2)(3)

Deborah Miller(2)

John Orr(1)(2)

Number of 2019 Meetings:     7

See “Audit-Related Matters – Report of the Audit Committee”

compensation committee

Steve Nave, Chair

Ginger Jones

Eileen Mallesch

Carol Moerdyk

Number of 2019 Meetings:     7

•	Consider the potential impact of our executive pay program on our risk profile
•	Review executive pay at comparable companies and develop, implement and oversee pay levels and incentive compensation plans for our executives, including the CEO
•	Review and approve goals and objectives relevant to the targets of the executive incentive compensation plans
•	Annually evaluate the Compensation Committee’s performance and effectiveness
•	Produce an annual report on executive compensation for inclusion in the proxy statement or annual report on Form 10-K, as required by the SEC
•	Approve award grants under our equity participation plans and oversee and administer these plans nominating and governance committee

John Orr, Chair

Deborah Miller

Carol Moerdyk

Steve Nave(3)

Number of 2019 Meetings:     5

•	Develop and implement corporate governance policies and practices
•

Establish a selection process for new directors to meet the needs of the Board, evaluate and recommend candidates for Board membership, assess the Board's performance and review that assessment with the Board and establish objective criteria to evaluate the CEO's performance

•	Review director pay and recommend to the Board pay levels for our non-management directors
•	Review plans for both emergency and orderly succession of the CEO
•	Consider the potential impact of our executive pay program on our risk profile

(1)	Determined by the Board to be qualified as an audit committee financial expert, as defined in SEC regulations.
(2)

Determined by the Board to be financially sophisticated and literate and to have accounting and related financial management expertise, as those qualifications are interpreted by the Board in its business judgment.

(3)	Effective May 13, 2020, Mr. Nave will replace Ms. Mallesch as a member of the Audit Committee and Ms. Mallesch will replace Mr. Nave as a member of the Nominating and Governance Committee.

The Board has determined that all members of its standing committees are independent, as defined in SEC regulations and the NYSE American Company Guide. The Board also has determined that all members of the Compensation Committee are “outside directors,” as defined in 26 CFR § 1.162-27.

Board Processes

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

A substantial majority of our directors is independent, as defined in the NYSE American Company Guide and our Corporate Governance Guidelines. Our Code of Business Ethics and Conduct, which we refer to as our Code of Ethics, generally prohibits related-party transactions involving directors.

Our Code of Ethics requires that all Libbey’s directors, officers and other employees avoid conflicts of interest. Related-party transactions of the nature and magnitude that must be disclosed under Item 404(a) of Regulation S-K would be considered transactions that could give rise to a conflict of interest, and therefore are covered by our Code of Ethics. Our Code of Ethics requires that conflicts of interest be reported to our Legal Department, and that our General Counsel's written concurrence is required to waive any conflict of interest. In addition, our Code of Ethics requires that waivers of our Code of Ethics with respect to executive officers or directors may be granted only by the Board of Directors and only if the noncompliance with our Code of Ethics is or would be immaterial or if the Board of Directors otherwise determines that extraordinary circumstances exist and that the waiver is in our shareholders' best interests.

DOES LIBBEY HAVE CORPORATE GOVERNANCE GUIDELINES?

Our Board of Directors has adopted Corporate Governance Guidelines that govern the Board of Directors. Our Corporate Governance Guidelines and Code of Business Ethics and Conduct (which applies to all our employees, officers and directors), as well as the Charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, are available on our website (www.libbey.com). They also are available in print, upon request, to any stockholder. Requests should be directed to Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

HOW OFTEN DID OUR BOARD MEET DURING FISCAL 2019?

During 2019, the Board held nine meetings. Each Board member attended 75% or more of the aggregate number of Board and Board committee meetings that he or she was eligible to attend.

ARE LIBBEY’S DIRECTORS REQUIRED TO ATTEND LIBBEY’S ANNUAL MEETING OF SHAREHOLDERS?

Our directors are not required to attend our Annual Meeting of shareholders, but we typically hold a Board meeting at the same location and on the same day as the Annual Meeting. We anticipate that a substantial majority of our directors will attend the Annual Meeting on May 13, 2020. In 2019, all the Board members attended our Annual Meeting except for Carlos Duno, who did not stand for reelection.

Non-Management Directors’ Compensation

Although the Nominating and Governance Committee periodically reviews director compensation market data to ensure that the compensation of Libbey's non-management directors remains competitive, Libbey's directors repeatedly have declined to increase the annual cash retainer payable to non-management directors since 2013 and have declined to increase the value of the equity award made to non-management directors since 2015. As a result, a market study of Libbey's non-management director compensation performed in late 2018 found that the compensation paid to Libbey's non-management directors was substantially below the median for the peer group used in developing our 2019 CEO and CFO pay program and below public companies of similar size, as set forth in the most recent National Association of Corporate Directors (NACD) 2017-2018 director compensation report. In order to ensure that Libbey's compensation for non-management directors remains sufficiently competitive to attract and retain directors with the skills and expertise needed to support Libbey's strategy, the Nominating and Governance Committee recommended to the Board, and the Board approved, an increase in the annual cash retainer payable for Board service and an increase in the value of the annual equity award, as noted in the table below. In connection with Mr. Foley’s transition from Executive Chairman to Chairman, effective March 1, 2020, the Board reinstated the Chairman of the Board Retainer at the same rate that had been in place from August 1, 2013 through January 11, 2016, before Mr. Foley became CEO.

ELEMENT OF COMPENSATION	ANNUAL COMPENSATION AMOUNT
Annual Cash Retainer	$62,000 (increased from $47,500 effective January 1, 2019)
Chairman of the Board Retainer	$80,000 (effective March 1, 2020)
Lead Independent Director Cash Retainer	$20,000
Equity Award

On the date of each annual meeting of shareholders, outright grant of shares of common stock with an intended economic value of $90,000, attributable to service during the preceding year (increased from $80,000 beginning with the grant on the date of the 2019 Annual Meeting)

Our stock retention guidelines require that the director hold the net after-tax shares issued for at least one year from the grant date

Committee Chair Cash Retainers (in addition to Committee Member Cash Retainers)	$12,500 (Audit Committee and Compensation Committee) $6,500 (Nominating and Governance Committee)
Committee Member Cash Retainers	$7,500 (Audit Committee and Compensation Committee) $5,000 (Nominating and Governance Committee)
Other Fees	$500 per one-half day of special service

For service periods of less than one year, amounts are prorated. Our management directors do not receive additional pay for service on the Board of Directors.

Historically, the Board determined the number of shares granted to each non-management director by dividing the intended economic value by the closing stock price on the grant date. However, to conserve shares available for issuance under our Omnibus Incentive Plans, the Board elected to calculate the number of shares of common stock to be granted to each non-management director on May 15, 2019 by the average closing price of our common stock over the fourth quarter of 2018. This change in methodology resulted in each non-management director being granted shares with a grant date fair value of $33,784. The $56,216 difference between the grant date fair value of the shares granted ($33,784) and the intended economic value ($90,000) was paid to each non-management director in cash.

We have stock ownership and retention guidelines for our non-management directors. Under the guidelines:

•

Each non-management director who joined the Board on or before August 1, 2017, must acquire, within five years of joining the Board, the number of shares of Libbey common stock determined by dividing $237,500 by the average closing price of Libbey common stock over the one-year period ending July 25, 2017.

•

Each non-management director who joined the Board after August 1, 2017, must acquire, within five years of joining the Board, the number of shares of Libbey common stock equal in value to at least five times the annual cash retainer for non-management directors in effect on the date the director is first elected to the Board. For purposes of determining the number of shares of Libbey common stock to be acquired, the cash equivalent value will be divided by the average closing price of Libbey common stock over the one-year period ending on the date of the director's election to the Board.

•

Until the director acquires the guideline number of shares, he or she must hold 100% of the net after-tax shares of Libbey common stock issued to him or her on the date of each annual shareholders meeting and all other Libbey shares that he or she owns or otherwise acquires.

•

Once the director has achieved the guideline number of shares, he or she may dispose of Libbey common stock, provided that: (a) until retirement, the director must continuously hold at least the guideline number of shares; and (b) shares of Libbey common stock purchased by the director and net after-tax shares issued to the director on the date of each annual shareholders meeting must be held by the director for at least one year from the date on which the director acquired them.

As of March 20, 2020, all our existing non-management directors are in compliance with the Director Retention Guidelines.

Pursuant to the Director Deferred Compensation Plan (DCP), directors may elect to defer cash and/or equity compensation into any of 13 measurement funds. The Director DCP and the predecessor deferred compensation plans for which non-management directors were eligible are unfunded plans, and the Company does not guarantee an above-market return on amounts deferred under these plans. Amounts deferred under the Director DCP or a predecessor plan are, at the director's election, payable either in a lump sum or in installments over a time period selected by the director. Amounts deferred under our first deferred compensation plan for outside directors are payable in a lump sum upon the earlier of the director's death or retirement from our Board.

We reimburse our non-management directors for their travel expenses incurred in attending Board or Board committee meetings and for fees and expenses incurred in attending director education seminars and conferences. The directors do not receive any other personal benefits.

The following table shows the pay received by our non-management directors in 2019.

Director Compensation for Year Ended December 31, 2019

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation	Total
Ginger M. Jones	$145,716	$33,784	$0	$0	$179,500
Eileen A. Mallesch	138,216	33,784	0	0	172,000
Deborah G. Miller	112,040	33,784	0	0	145,824
Carol B. Moerdyk	113,851	33,784	0	0	147,635
Steve Nave	139,223	33,784	0	0	173,007
John C. Orr	126,919	33,784	0	0	160,703
(1)	Includes pay deferred into the Libbey common stock measurement fund pursuant to the Director DCP.
(2)

Represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of awards of stock made to non-management directors on May 15, 2019. On that date, we awarded certain non-management directors stock having a grant date fair value of $2.44 per share. The awards were attributable to service during the preceding year. Pursuant to our stock ownership and retention guidelines for non-management directors, directors are required to hold the net after-tax shares issued for at least one year from the grant date.

(3)

We do not maintain a pension plan for our non-management directors. We do not guarantee any particular rate of return on any pay deferred pursuant to our deferred compensation plans. Dividends on pay deferred into the Libbey Inc. phantom stock or measurement fund under our deferred compensation plans for non-management directors accrue only if and to the extent payable to holders of our common stock. Pay deferred into interest-bearing accounts under our deferred compensation plans for non-management directors does not earn an above-market return, as the applicable interest rate is the yield on ten-year treasuries. Pay deferred into other measurement funds under our deferred compensation plans for non-management directors does not earn an above-market return, as that pay earns a return only if and to the extent that the net asset value of the measurement fund into which the pay is deemed invested actually increases.

LIBBEY EXECUTIVE OFFICERS

As of April 1, 2020, our executive officers are:

Michael P. Bauer	Chief Executive Officer

Biographical information for Mr. Bauer appears under "Libbey Board of Directors - Who are our continuing directors?"

Juan Amezquita	Senior Vice President, Chief Financial Officer and Treasurer

Mr. Amezquita, 51, has been Senior Vice President, Chief Financial Officer since January 13, 2020. Mr. Amezquita joined Libbey from Owens-Illinois (NYSE: OI), where he had served as Vice President of Strategy and Integration since April 2019. Mr. Amezquita previously held roles of increasing responsibility in O-I’s finance and treasury functions, beginning in 2005 as Treasurer of O-I Colombia and culminating in his roles as Vice President and Treasurer from 2012 to 2015 and Vice President of Finance and Corporate Controller from 2016 to April 2019. Mr. Amezquita’s earlier experience includes serving as chief financial officer for companies in the business services and health care industries in Colombia, as well as working as an IT systems analyst.

James C. Burmeister	Senior Vice President, Chief Operating Officer

Mr. Burmeister, 52, has been Senior Vice President, Chief Operating Officer since October 2019. Mr. Burmeister joined Libbey in March 2017 as Vice President, Chief Financial Officer; became Senior Vice President, Chief Financial Officer in June 2018; and was appointed to the additional role of Senior Vice President, Chief Operating Officer in October 2019. Mr. Burmeister ceased serving as Chief Financial Officer on January 13, 2020. Mr. Burmeister came to Libbey from The Andersons, Inc. (NASDAQ: ANDE), where he served since 2014 as Vice President, Finance and Treasurer, managing the treasury, tax, investor relations, sourcing, business development and continuous improvement functions. Before joining The Andersons, Inc., Mr. Burmeister held roles of increasing responsibility in operations finance with Owens Corning (NYSE: OC), beginning in 2005 as Director of Finance of the cultured stone business and culminating in his role from 2013-2014 as Vice President, Finance of the roofing and asphalt division. Earlier in his career, Mr. Burmeister served in a variety of roles with General Electric (NYSE: GE), including an assignment with GE's highly regarded Corporate Audit Staff, and with Rubbermaid in its supply chain function. Mr. Burmeister is a graduate of the U.S. Naval Academy and served as a commissioned officer in the U.S. Marine Corps from 1990 to 1995.

Jennifer M. Jaffee	Senior Vice President, General Counsel and Secretary

Ms. Jaffee, 37, has been Senior Vice President, General Counsel and Secretary of Libbey Inc. since December 1, 2019. Ms. Jaffee joined Libbey in 2009 as Corporate Counsel and held roles of increasing responsibility, including Senior Counsel and Assistant Secretary from 2014 to 2016, Assistant General Counsel and Assistant Secretary from 2016 to October 2019, and Associate General Counsel and Corporate Secretary from October 2019 until assuming her current role. Before joining Libbey, Ms. Jaffee was an associate at the firms Eastman & Smith Ltd., from 2008 to 2009, and Jones Day, from 2006 to 2008.

Sarah J. Zibbel	Senior Vice President, Chief Human Resources Officer

Ms. Zibbel, 40, has been Senior Vice President, Chief Human Resources Officer since June 2018, having joined Libbey in April 2018 as Vice President, Chief Human Resources Officer. Ms. Zibbel came to Libbey from Owens-Illinois, Inc. (NYSE: OI), where she most recently served as Vice President, Global Talent, Culture & Organizational Effectiveness since December 2017. Ms. Zibbel's previous positions at Owens-Illinois include Vice President, HR Strategy & Enterprise Transformation from 2016 to December 2017, Vice President, Human Resources, Global Technology and Operations from 2015 to 2016, Director, Corporate Human Resources from 2011 to 2015, and Manager, Corporate Human Resources from 2010 to 2011. Before joining Owens-Illinois, Ms. Zibbel was HR Operations Manager for Rexam PLC from 2009 to 2010, Human Resources Leader at Owens Corning (NYSE: OC) from 2005 to 2009, and Human Resource Director at MedCorp Inc. from 2002 to 2005.

EXECUTIVE COMPENSATION

Proposal 2     Advisory Say-On-Pay

Pursuant to Section 14(a) of the Exchange Act, we are providing shareholders the opportunity to cast an advisory vote with respect to the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the compensation tables and narrative discussion, pursuant to Item 402 of Regulation S-K.

The Board recommends a vote FOR this Proposal

Our 2019 executive pay program is intended to deliver performance-based, market-driven pay:

PAY OBJECTIVE	SUPPORTIVE COMPONENTS OF 2019 PAY PROGRAM
Support our business strategy; drive long-term performance and shareholder value

•     Annual and long-term incentive plan performance measures focused on growing our business profitably, improving our ability to generate cash, and improving our adjusted EBITDA

•     Strategic objectives that are closely tied to developing and executing our strategy

Align interests of executives and shareholders

•     Performance-based annual and long-term incentive plans

•     76% of our CEO’s target pay opportunity is “at-risk”

•     RSUs directly align interests of executives and shareholders

•     Stock retention guidelines designed to require our executives to achieve ownership of meaningful amounts of our stock

Attract and retain highly talented and experienced senior executives who are key to implementing our strategy and achieving future success	• RSU grants that vest ratably over 3 years
Align executive pay program with corporate governance best practices

•     Limited perquisites: tax return preparation and financial planning (discontinued effective January 1, 2020); executive health screening program; limited ground transportation; and airline club membership

•     Limited severance pay arrangements

•     Stock retention guidelines designed to require executives to achieve ownership of meaningful amounts of our stock

•     Annual and long-term incentive awards and RSU awards are subject to clawback

We believe that our 2019 executive pay program linked directly to our corporate strategy and established a meaningful link between pay and performance.

Because your vote is advisory, it will not be binding on Libbey, our Compensation Committee or our Board of Directors. However, we value the opinions of our shareholders, and our Compensation Committee and Board will carefully consider the outcome of this vote.

Executive Compensation Program

The Company is a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Securities and Exchange Act of 1934, and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although the rules allow the Company to provide less detail about its executive compensation program, the Compensation Committee is committed to providing the information necessary to help shareholders understand its executive compensation-related decisions. Accordingly, this section includes supplemental narratives that describe our 2019 executive pay program, particularly as it relates to the following individuals, who are our named executive officers for 2019:

Named Executive	Title
Michael P. Bauer	Chief Executive Officer
William A. Foley	Executive Chairman and former Chief Executive Officer
James C. Burmeister	Senior Vice President, Chief Operating Officer and former Chief Financial Officer
Sarah J. Zibbel	Senior Vice President, Chief Human Resources Officer

EXECUTIVE COMPENSATION PHILOSOPHY

Our executive compensation programs are designed to attract, develop and retain global business leaders who can drive financial and strategic objectives and are intended to foster a pay-for-performance culture and maximize long-term shareholder value.

Our Compensation Committee follows these guiding principles when designing our compensation programs:

•

Competitiveness - Overall, the mix and levels of compensation should be reasonably comparable to appropriate peer companies so that the Company can continue to attract, retain and motivate high performing executives in an environment where companies are increasingly competing for high-caliber talent. Recognizing that Libbey’s size, manufacturing asset intensity and multi-channel characteristics make identifying appropriate peer companies especially challenging, the general guideline is to target compensation at the median; however, individual positions may have target compensation mix and/or levels above or below the median depending on an evaluation of relevant factors, including experience, performance, time in position, and what is needed to attract the best talent for key positions, particularly when the Company recruits from much larger companies.

•

Pay for Performance - Major pay components should be tied to the Company’s overall performance. Base salary and annual incentive compensation also should be tied to the performance of the individual executive.

•

Values - While the Company’s pay for performance philosophy should reward the achievement of financial and strategic objectives, how the results are achieved is also important in assessing base salary adjustments and annual incentive payments. Therefore, how the executive achieves results through collaboration and leadership - in keeping with the Company’s set of core values, notably teamwork, performance, continuous improvement, respect, development, and customer focus – is a key consideration in the individual performance review process.

•

Judgment - In assessing the executive’s contributions to the Company’s performance, the Committee looks to results-oriented performance measures, but also considers the long-term impact of an executive’s decisions. The CEO and Committee use their judgment and experience to evaluate whether an executive’s actions were aligned with the Company’s values and cultural elements.

•

Accountability for Short- and Long-Term Performance - Annual and long-term incentives should reward an appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for the long term. Such incentives should have a clear, direct and balanced link to the Company’s financial and strategic objectives.

•	Alignment to Shareholders’ Interests - Long-term incentives should align the interests of individual executives with the long-term interests of the Company’s shareholders.
•

Simplicity - The Company strives to the extent practicable to make its compensation programs straightforward, simple to understand, and easy to administer and evaluate for competitiveness and appropriateness.

•	Reasonableness - Indirect executive compensation programs are designed to be reasonable and appropriate, with executive perquisites applied conservatively but judiciously.

In applying these guiding principles, the Committee seeks to ensure that the Company’s executive compensation programs attract, retain and motivate highly talented executives, support achieving the Company’s financial and strategic objectives, and align with shareholder interests generally.

Key Compensation Practices

✔ WHAT WE DO	WHAT WE DON’T DO

✓   Tie pay to performance by ensuring that a significant portion of executive pay is performance-based or at-risk

✓   Set clear financial and strategic goals for corporate performance, and differentiate based on individual performance against objectives determined early in the year

✓   Review market data relative to our peer group of companies, and use tally sheets to ensure compensation opportunities are consistent with the Compensation Committee’s intent

✓   Mitigate undue risk by emphasizing long-term incentives, capping potential payouts under our annual and long-term incentive plans, and using clawback provisions in our Omnibus Incentive Plans, reasonable retention strategies, performance targets and appropriate Board and management processes to identify and manage risk

✓   Have modest post-employment and change in control arrangements that are competitive with market practices

✓   Utilize “double-trigger” vesting of equity awards and non-equity incentives after a change in control

✓   Have stock retention requirements to enhance alignment of our executives’ interests with those of our shareholders

✓   Our Compensation Committee retains an external, independent compensation consultant and other external advisors as needed

    No compensation programs that we believe create undue risks for our business

    No significant additional benefits to executive officers that differ from those provided to all other U.S. employees

    No repricing of stock options or SARs, nor buyouts of underwater stock options or SARs

    No hedging, pledging or engaging in transactions involving derivatives of our stock

    No employment agreements with our executives

    No tax “gross ups” in our severance and change in control benefits

Core Compensation Elements

The Compensation Committee strives to provide an executive compensation program that aligns the interests of our executives with those of our shareholders. In furtherance of that aim, 50% of our CEO's target pay opportunity is performance-based and 76% of our CEO's target pay opportunity is “at risk.”

Element	Key Characteristics	% of CEO Target Pay
BASE SALARY		24%
Base Salary	Fixed component, reviewed annually
INCENTIVE-BASED PAY (Performance-Based; At Risk)		50%
Annual cash incentive award under our Senior Management Incentive Plan (SMIP)	At-risk variable pay opportunity for short-term performance; based 85% on financial metrics and 15% on strategic objectives; no guaranteed minimum payout; maximum payout of 200% of target
Long-term performance cash incentive awards under our Long-Term Incentive Plan (LTIP)	Formula-driven, at-risk cash award that comprises 50% of LTIP opportunity; based on 2017 ROIC and 2018 and 2019 adjusted EBITDA; no guaranteed minimum payout; maximum payout of 200% of target
TIME-BASED PAY (At Risk)		26%
Restricted stock units (RSUs) granted under our LTIP	Intended to comprise 50% of LTIP opportunity; vest ratably over three years; no dividends or voting rights with respect to unvested RSUs

The percentages above represent annualized pay opportunity at target and do not include sign-on awards. “CEO” refers to Michael P. Bauer. See Appendix A for the definition of ROIC and calculations of adjusted cash earnings and adjusted EBITDA.

2019 financial and operating highlights

During 2019, we remained committed to our strategic priorities:

PROFITABLE GROWTH including leveraging our industry leading digital and e-commerce capabilities, focusing on underpenetrated segments of the foodservice channel, and maintaining a flow of innovative new products;

OPERATIONAL EXCELLENCE through best-in-class service, asset optimization and continuous improvement; and

ORGANIZATIONAL EXCELLENCE that develops our talent and culture to a more agile, externally focused organization in which people feel empowered, accountable and embrace transparency and change.

We also made significant progress with respect to key financial drivers of our strategic initiatives:

•	Our adjusted EBITDA (calculated as shown in Appendix A) for 2019 was $70.3 million.
•	Sales from new products contributed 7.3% of consolidated net sales for the year.
•	We achieved a $17 million reduction in net inventories year-over-year while maintaining best-in-class customer service levels.

Pay for Performance Alignment

The 2019 compensation of our named executives reflects alignment of pay with performance:

•	30% Reduction in CEO Target Pay. When Mr. Bauer was hired as CEO in March 2019, the Compensation Committee set his annual target direct compensation 30% below that of our prior CEO, Mr. Foley.

CEO Annual Target Direct Compensation

•

Simplified Annual Incentive Plan More Closely Tied to Financial Performance. In designing the 2019 SMIP, the Committee made several changes to simplify the plan design, focus the executives on key financial measures and strategic objectives, and increase the percentage of the plan tied to the Company’s financial performance.

•

36% Voluntary Reduction in Annual Incentive Payouts. Based on the Company’s 2019 performance with respect to the targets set by the Compensation Committee in early 2019 for each of the 2019 SMIP metrics, each of the named executives earned a payout under the 2019 SMIP equal to 136% of target. However, in recognition of the decline in the Company’s stock price during 2019 and the need to conserve cash, the executive leadership team recommended, and the Compensation Committee agreed, that all payouts under the 2019 SMIP should be limited to 100% of target. Our SMIP has paid out at or below target each of the last seven years.

•

Below-Target Payouts Under Long-Term Incentive Plan. The performance cash opportunity under the 2017 LTIP (2017-2019 performance cycle) was based on the Company's ROIC in 2017 and the Company's adjusted EBITDA in 2018 and 2019. The Company's failure to achieve target with respect to these performance measures resulted in payouts under the performance cash component of our 2017 LTIP of only 23.1% of target. Our LTIP has paid out below target each of the last seven years.

•

RSUs Granted in 2019 Have Declined in Value. Under our 2019 LTIP, named executives were awarded RSUs with ratable, 3-year vesting. Demonstrating that our executive’s pay is aligned with other shareholders, the value of this equity compensation has been further impacted by our negative total shareholder return. The chart below shows, with respect to the RSUs granted to our named executives in 2019, the market value on the grant date and the market value on December 31, 2019. The market value was determined by multiplying the number of RSUs by the closing price of our common stock on the applicable date.

Market Value of RSUs Granted Under 2019 LTIP

■ Grant Date       ■ December 31, 2019

WHAT PAY DID LIBBEY’S EXECUTIVES RECEIVE FOR 2019?

Base Salaries
•	Salary for new CEO 18% lower than for previous CEO
•	No salary increases for recently hired executives

The Compensation Committee reviews base salaries at least annually and makes salary decisions after receiving input from its independent compensation consultant and the CEO (with respect to salaries of non-CEO executives).

Mr. Bauer succeeded Mr. Foley as our CEO effective March 25, 2019. In setting Mr. Bauer's initial base salary and target short-term and long-term incentive opportunities, we considered his highly sought after skill-set and experience, the significant responsibilities of the Chief Executive Officer position and its importance to achieving our strategy, the relationship of his compensation to that of our other executive officers, the fact that Mr. Bauer had never before been chief executive officer of a public company, and the results of a benchmarking study.

Except for Mr. Foley, the named executives' annualized base salary rates are:

Named Executive	Annualized Base Salary
M. Bauer	$675,000
J. Burmeister	430,000
S. Zibbel	310,002

While serving as CEO during 2019, Mr. Foley's annualized base salary was $825,000, the same initial rate established at his time of hire in January 2016. As Executive Chairman, Mr. Foley’s annualized base salary was $232,000, equivalent to the compensation he would have received as a non-management director. See "Non-Management Directors' Compensation" for more information regarding our compensation program for non-management directors.

In March 2019, the Committee reviewed of Mr. Burmeister’s pay package. Effective March 15, 2019, the Committee authorized an increase in Mr. Burmeister’s annual salary from $390,000 to $430,000 and increases in Mr. Burmeister’s annual and long-term incentive opportunities. In authorizing these increases, the Committee considered Mr. Burmeister’s high performance, the need to retain Mr. Burmeister, the results of a benchmarking study, and the significant contributions that Mr. Burmeister has made and is expected to continue to make toward achieving the Company’s strategic objectives.

Ms. Zibbel did not receive a salary increase in 2019, as she was hired in April 2018.

Annual Cash Incentive Award Under Our SMIP
•	Based 85% on financial metrics (50% on adjusted cash earnings, 20% on OTIF and inventory reduction, 15% on new product revenue) and 15% on strategic objectives (ERP implementation)
•	Despite achieving payouts of 136% of target, management recommended, and the Compensation Committee agreed, to cap actual payouts at 100%

Plan Design

The Compensation Committee approved the 2019 SMIP design, metrics, targets and payout scales in February 2019. In designing our 2019 SMIP, the Committee sought a design that, compared to our 2018 SMIP, was less complex with greater emphasis on financial metrics. The Committee felt it was important, however, to continue to directly incent the executives to focus their efforts on the critical objective of ERP implementation, recognizing that the benefits of the ERP implementation would not be reflected in the Company's financial performance until future years. The Committee also considered the need to motivate the management team and retain high-performing leaders after several years of below-target payouts. For these reasons, the Committee adopted the following design:

Adjusted Cash Earnings (50% of Target Opportunity)

The target and payout scale for the Company adjusted cash earnings performance metric was:

Full-Year Adjusted Cash Earnings (in thousands)	Percent of Targeted Cash Earnings	Performance Level	Payout Percentage
$97,061	110.0%	Maximum	200%
$88,237	100.0%	Target	100%
$70,590	80.0%	Threshold	50%
< $70,590	< 80.0%	Below Threshold	0%

The 2019 adjusted cash earnings target of $88.2 million was lower than the adjusted cash earnings target under our 2018 SMIP, but higher than the Company's 2018 adjusted cash earnings (as calculated for incentive compensation purposes under the 2018 SMIP) of $69.2 million. The Committee believed that the 2019 adjusted cash earnings target was a sufficiently challenging goal because it reflected a significant increase over the Company's adjusted cash earnings for 2018 and, when this target was established in early 2019, the Company expected adjusted cash earnings to be affected by costs associated with implementation of a new global ERP system and a continued challenging competitive environment.

Under the 2019 SMIP, the Committee may adjust actual results to exclude the impact of special items. Examples of special items for which adjustments may be made include restructuring charges, asset impairment charges, and other similar items that are either not foreseen or are foreseen but are not included in the Company's annual operating plan because the occurrence of the event is substantially uncertain at the time the annual operating plan is submitted to the Board. The Committee believes such adjustments are appropriate so that our executives' pay will not be impacted, positively or negatively, by special items that are not a reflection of our core operating performance. With respect to the 2019 SMIP, the Committee believed that it was appropriate to adjust cash earnings (calculated as set forth on attached Appendix A) by the following items that did not reflect our core operating performance and were not anticipated or budgeted:

Item	Amount of Adjustment to Company-Wide Cash Earnings
Asset impairments	$65,152,000
Organizational realignment	3,341,000
Debt refinancing fees	525,000
Total	$69,018,000

After accounting for these adjustments, adjusted cash earnings were $91.5 million, or 103.7% of targeted adjusted cash earnings for the year. Based on the payout scale above, adjusted cash earnings were above target, resulting in payout scores of 137.5% of target for the named executives with respect to the adjusted cash earnings component of the SMIP.

OTIF and Inventory Reduction (20% of Target Opportunity)

Success under the OTIF and inventory reduction component of the 2019 SMIP is based on our ability to reduce net inventory while sustaining high levels of customer service, measured by the percentage of orders delivered on time and in full (OTIF). The Company achieved OTIF of 94.4% and inventory reduction net of currency impact (calculated as shown in Appendix A) of $16,708,000, resulting in a payout score of 187% based on the following matrix:

 Inventory Reduction (Dollars in Millions)

		Min	Target	Max
OTIF	Max	91% ($10.0) 100%	91% ($13.0) 150%	91% ($18.0) 200%
	Target	90% ($10.0) 75%	90% ($13.0) 100%	90% ($18.0) 150%
	Min	87% ($10.0) 50%	87% ($13.0) 75%	87% ($18.0) 100%

Objective Payout %

New Product Revenue (15% of Target Opportunity)

The new product revenue performance measure under the 2019 SMIP consists of gross revenue from new products launched in the previous 36 months on a rolling basis. The Committee chose new product revenue as a performance measure to encourage progress toward the Company's long-term goal to have new products make up 8% to 9% of the Company's sales. This form of measure acknowledges that, due to the length of the new product development cycle from initial innovation to market penetration, revenue benefits from new products take time to achieve.

The target and payout scale for the new product revenue performance metric was:

Full-Year New Product Gross Revenue (dollars in thousands)	Percent of Targeted New Product Gross Revenue	Performance Level	Payout Percentage
$57,750	110.0%	Maximum	200%
$52,500	100.0%	Target	100%
$44,625	85.0%	Threshold	50%
< $44,625	< 85.0%	Below Threshold	0%

Based on the new product pipeline in place in early 2019, the Committee felt the new product revenue target was sufficiently challenging, even though the target was lower than the prior year’s target. The Company ultimately achieved $61.8 million in gross revenue from new products in 2019, a $3.3 million increase versus the prior year, resulting in a payout score of 200% based on the scale above. Even if the Committee had maintained the higher target and payout scale from the prior year, the $61.8 million in new product gross revenue still would have resulted in a 200% payout score.

Strategic Objective: ERP Implementation (15% of Target Opportunity)

The target was established by the Committee early in 2019 and the Company's performance with respect to the objectives was evaluated and scored by the Committee in February 2020. The Committee included the objective because it supports operational excellence and profitable growth. ERP investment is critical to driving future top-line growth and margin improvement. The target was established by the Committee early in 2019, based on the Company’s timeline and budget with respect to three key ERP implementation milestones the Company intended to achieve during the year. The ERP objective was qualitative, with success measured based on how many of the three key milestones the Company executed during the year, within budget.

At its meeting in February 2020, the Committee reviewed the Company's performance with respect to the ERP objective. Despite the fact that the Company had made significant progress with respect to the ERP implementation, the Committee took a conservative approach and scored the Company’s performance below threshold, resulting in no payout with respect to the ERP metric of the 2019 SMIP.

Target Opportunities

Each of our named executives had a target opportunity under the 2019 SMIP equal to a percentage of his or her actual base salary earned in 2019. Except with respect to Mr. Bauer, the Compensation Committee approved each executive’s target opportunity in February 2019. Mr. Bauer’s SMIP target was approved at the time of his hire in March 2019.

For the reasons described above under “Base Salaries,” the Committee elected to increase Mr. Burmeister’s SMIP target opportunity from 60% to 70%, effective March 15, 2019.

In connection with his retirement as CEO, Mr. Foley’s participation in the 2019 SMIP was prorated to March 31, 2019.

Payouts

In February 2020, the Committee evaluated and scored the Company’s performance with respect to each metric and the overall plan and determined each named executive’s actual payout under the SMIP. Based on the payout scores for each of the plan components and the weight assigned to each component, the total unadjusted payout score under the 2019 SMIP was 136% of target.

Component	Payout Score	Weight	Weighted Payout Score	Total Unadjusted Payout Score
Adjusted Cash Earnings	137.5%	50%	68.8%	136%
OTIF & Inventory	187%	20%	37.4%
New Product Revenue	200%	15%	30.0%
ERP Implementation	0%	15%	0.0%

The CEO and the other executive officers recommended to the Committee, and the Committee agreed, that payouts under the SMIP should be capped at 100% in light of the Company’s need to conserve cash and the significant decline in total shareholder return in 2019.

Accordingly, the named executives received the following payouts under the SMIP:

						Unadjusted Payout		Actual Payout
Named Executive	Eligible Base Salary		Target as % of Eligible Base Salary		Target	As Percent of Target	Unadjusted Award	As Percent of Target	Actual Award
M. Bauer	$520,313		100%		$520,313	136%	$707,626	100%	$520,313
W. Foley	206,250	(1)	100%		206,250	136%	280,500	100%	206,250
J. Burmeister	421,668		60%-70	%(2)	287,043	136%	390,378	100%	287,043
S. Zibbel	310,002		50%		155,001	136%	210,801	100%	155,001

(1)     Mr. Foley’s participation in the SMIP was prorated based on the portion of the year during which he served as CEO.

(2)    Mr. Burmeister's target opportunity was increased from 60% to 70% effective March 15, 2019.

Long-Term Performance-Based Compensation
•	Long-term performance cash incentive award with target equal to 50% of overall LTIP opportunity
•	Based on Company's adjusted ROIC for 2017 and adjusted EBITDA for 2018 and 2019
•	Below target payout of 23.1% for 2017 LTIP (for the 2017-2019 performance cycle)
•	2018 LTIP (for 2018-2020 performance cycle) and 2019 LTIP (for 2019-2021 performance cycle) both tracking below target

Our long-term incentive plans include a cash-based performance component (50% of target opportunity) and an award of time-based equity (50% of target opportunity). The performance component under our LTIP provides for cash awards if and to the extent we achieve our targeted financial metrics for each of the 1-year performance periods included in the 3-year performance cycle. The scale used to determine the payout score for each of the three 1-year performance periods is reset for each performance period to correlate with targeted financial performance for that year. The amount of the final payout, if any, is determined based on the average of the three discrete, single-year payout scores. In deciding to set annual goals instead of 3-year goals, the Committee considered the extreme difficulty in forecasting three years ahead in the volatile economic environment and competitive market conditions (as evidenced by our inability to achieve target performance under our annual incentive plans over the preceding six years) and the need to keep management engaged as the Company faces that challenging environment.

Our performance during 2019 is included in the 3-year performance cycle for each of our 2019 LTIP (2019-2021 performance cycle), 2018 LTIP (2018-2020 performance cycle) and 2017 LTIP (2017-2019 performance cycle).

2019 LTIP (2019-2021 Performance Cycle)

The long-term incentive opportunity is intended to have an aggregate economic value equal to a target percentage of the executive’s base salary in effect on January 1, 2019, or, if the executive is hired later in the year, the base salary in effect at time of hire. Mr. Bauer’s target was set by the Committee at his time of hire, while the other named executive’s targets were set by the Committee in February 2019. For the reasons explained above under “Base Salaries,” the Committee subsequently chose to increase Mr. Burmeister’s target from 100% to 120% effective March 15, 2019. The table below sets forth the target percentage for each of the named executives in the 2019 LTIP.

Named Executive	2019 Target Long-Term Award as a Percentage of Annualized Base Salary	Weight of Performance Cash Component	2019 Target Long-Term Cash Award as a Percentage of Annualized Base Salary
M. Bauer	225%	50%	112.5%
W. Foley	300%	50%	150%
J. Burmeister	100% - 120%	50%	50% - 60%
S. Zibbel	70%	50%	35%

The Committee believes cash is the appropriate vehicle for the performance component of the long-term incentive plans. While the Committee has considered the use of performance-based equity awards, the Committee continues to use performance-based cash because of the need to conserve shares under its Omnibus Incentive Plans and manage the Company's burn rate in light of the decline in the Company's stock price.

In early 2022, the Committee will evaluate the Company’s performance with respect to the 2019 LTIP and determine the amounts of the payouts, if any, for each of the named executives.

2018 LTIP (2018-2020 Performance Cycle)

In early 2021, the Committee will evaluate the Company’s performance with respect to the 2018 LTIP and determine the amounts of the payouts, if any, for each of the named executives. Based on the Company’s performance in 2018 (0% payout score) and 2019 (69.3% payout score), the highest possible payout under the 2018 LTIP would be below target at 89.8%.

2017 LTIP (2017-2019 Performance Cycle)

When the Committee initially adopted the 2017 LTIP, the Committee believed that using adjusted ROIC as a performance measure would align with the long-term interests of our shareholders because of adjusted ROIC's relationship to total shareholder return. In February 2018, the Committee elected to use adjusted EBITDA as the financial metric for the performance cash component of the 2018 LTIP and modified the performance cash components of the 2016 LTIP and 2017 LTIP to provide that the performance metric for the 2018 and 2019 plan years would be based on adjusted EBITDA as opposed to ROIC. The Committee transitioned from adjusted ROIC to adjusted EBITDA for the following reasons:

•

The Committee recognized that the large investments needed in connection with our ERP implementation, our e-commerce platform and new product development, all of which are essential to our Creating Momentum strategic priorities, were unlikely to generate significant returns until future years;

•

Given the asset intensity of our business, as well as our relatively high degree of financial leverage, the Committee believes that adjusted EBITDA is an appropriate measure of core operating performance;

•	The Committee felt it was imperative to re-focus management on the primary drivers of cash earnings;
•	Adjusted EBITDA is regularly used by the Company internally to measure profitability; and
•

We believe adjusted EBITDA is used by investors, analysts and other interested parties in comparing our performance across reporting periods and in comparing Libbey to other companies with different capital and legal structures.

Despite transitioning from adjusted ROIC to adjusted EBITDA, the Company still failed to achieve target performance for the 2018 and 2019 calendar years.

2017		2018		2019
Adjusted ROIC		Adjusted EBITDA		Adjusted EBITDA
Target: 9.2%		Target: $89.8 million		Target: $80.0 million

Scale		Scale		Scale
Basis Points +/- Target	Score	% of Target	Score	% of Target	Score
+50	200%	112.5%	200%	115.0%	200%
0	100%	100.0%	100%	100.0%	100%
-100	50%	87.5%	50%	80.0%	50%
< -100	0%	< 87.5%	0%	< 80.0%	0%

2017 Adjusted ROIC		2018 Adjusted EBITDA		2019 Adjusted EBITDA
3.1%		$72.5 million		$70.2 million

2017 Payout Score		2018 Payout Score		2019 Payout Score
0%		0%		69.3%

Average of three 1-year Payout Scores: 23.1%

2019 adjusted EBITDA is calculated as set forth on Appendix A. Calculations for 2017 ROIC and 2018 adjusted EBITDA are included in our proxy statements filed March 29, 2018 and March 28, 2019, respectively.

Performance cash payouts under our LTIP are not subject to modifications based on individual performance but are prorated to reflect the portion of the 2017-2019 performance period during which the executive was employed.

The final payout amounts received by the named executives under the performance cash component of the 2017 LTIP were:

Named Executive	2017 LTIP Cash Target	2017 LTIP Cash Payout Score as % of Target	2017 LTIP Cash Payout
M. Bauer	$189,844	23.1%	$43,854
W. Foley	928,125	23.1%	214,397
J. Burmeister	182,513	23.1%	42,161
S. Zibbel	63,256	23.1%	14,612

Equity Compensation
•	RSU awards under LTIP intended to equal 50% of LTIP target opportunity; 3-year ratable vesting
•	Sign-on award of NQSOs to new CEO to establish meaningful link between pay and performance

2019 LTIP Restricted Stock Units

The Compensation Committee typically makes awards of equity to our senior leadership team under our long-term incentive compensation program each February. The Compensation Committee authorized these awards at its February 2019 meeting, which occurred before we announced financial results for the 2018 fiscal year. The Committee elected to award the equity component of the 2019 LTIP entirely in RSUs to conserve shares under the Company's Omnibus Incentive Plans and manage its burn rate in light of the decline in the Company's stock price.

The intended economic value of the RSUs awarded to each executive was equal to 50% of the executive’s long-term target incentive opportunity. To further conserve shares under the Omnibus Incentive Plans, the Committee determined the number of RSUs to be granted to each participant by dividing the intended economic value by $6.50, the average closing price of our common stock over the fourth quarter of 2018. Because of the decline in the Company’s stock price between the fourth quarter of 2018 and the grant dates, the RSUs actually awarded to each executive had a grant date fair value of 47% less than the intended economic value.

As explained above, the Committee increased Mr. Burmeister’s LTIP target effective March 15, 2019. To reflect this increase, the Committee awarded Mr. Burmeister an additional 3,692 RSUs. The grant date for this award was March 15, 2019.

Except for the 3,692 RSUs granted to Mr. Burmeister and the RSUs granted to Mr. Bauer, the grant date was the first business day after we released our fiscal 2018 financial results. For awards of RSUs made to Mr. Bauer, the Committee authorized these awards in March 2019 and the grant date was Mr. Bauer’s first day of employment. All RSUs awarded in 2019 vest ratably over three years. The awards to Mr. Bauer were granted to induce Mr. Bauer to join the Company and were issued outside the terms of the Company's Omnibus Incentive Plans in accordance with Section 711(a) of the NYSE American Company Guide.

Sign-on Awards

To induce Mr. Bauer to join the Company and to establish an immediate and meaningful link to Libbey's long-term stock performance, the Compensation Committee made Mr. Bauer a new-hire grant of 150,000 non-qualified stock options on March 25, 2019. The options are divided into four groups of 37,500 options each, with one group having an exercise price of $7.00, one group having an exercise price of $8.50, one group having an exercise price of $10.00, and one group having an exercise price of $11.50. This new-hire grant cliff vests on March 25, 2022, the third anniversary of Mr. Bauer's first day of employment. The awards to Mr. Bauer were granted to induce Mr. Bauer to join the Company and were issued outside the terms of the Company's Omnibus Incentive Plans in accordance with Section 711(a) of the NYSE American Company Guide.

Other Equity Grant Practices

The Compensation Committee has delegated authority to the CEO to make limited grants of RSUs to senior managers and other employees who are not executive officers or direct reports to the CEO. The CEO’s authority to make these grants in 2019 was subject to the following limitations and conditions:

•	The maximum number of shares underlying RSUs that the CEO was authorized to award to all eligible individuals was 275,000;
•	The RSUs awarded could vest no more rapidly than ratably on the first, second and third anniversaries of the grant date;
•	The CEO was authorized to grant awards only outside "quiet periods";
•	The CEO was required to report at least quarterly to the Compensation Committee regarding the nature and scope of awards made pursuant to this authority; and
•	The agreements pursuant to which RSUs were granted must be substantially in the form approved by the Committee from time to time.

HOW DOES LIBBEY DETERMINE THE FORMS AND AMOUNTS OF EXECUTIVE PAY?

The Role of the Compensation Committee

The Compensation Committee, consisting entirely of independent directors, is responsible for overseeing the design, development and implementation of our executive pay program. Each year, the Compensation Committee evaluates Libbey's executive compensation program to determine what, if any, changes are appropriate. In making these determinations, the Committee may consult with its independent compensation consultant, management and the Board, as described below; however, the Compensation Committee uses its own judgment in making final decisions regarding the compensation paid to our executives.

The Role of the Independent Compensation Consultant

The Compensation Committee consults with its independent executive compensation consultant when determined to be appropriate by the Compensation Committee. Exequity, LLP served as the Committee’s independent compensation consultant until October 2019, at which time the Committee replaced Exequity with the Rewards Solutions practice of Aon Consulting, Inc. The Committee replaced Exequity with Aon in order to develop another perspective on our executive compensation program and ensure it is geared to achieving our strategy. Aon’s retention was not due to a disagreement with Exequity over its advice or services. All amounts that we incurred in 2019 for services provided by Exequity and Aon were attributable to services provided by them to the Compensation Committee in connection with its executive pay decisions.

The Committee’s independent compensation consultant attended the majority of the meetings of the Compensation Committee in 2019, including the February 2019 and February 2020 meetings at which the Compensation Committee made decisions regarding our executive pay program for 2019 and also advised the Committee in connection with other pay decisions made during the year.

In compliance with the NYSE American Company Guide's disclosure requirements regarding compensation consultant independence, Exequity and Aon each provided the Compensation Committee with a letter addressing each of six independence factors. Their responses affirm the independence of Exequity and Aon and their respective partners, consultants, and employees who service the Compensation Committee on executive compensation matters.

The Role of Management

Our CEO, our Senior Vice President, Chief Human Resources Officer and our Senior Vice President, General Counsel and Secretary attend meetings of, and provide information to, the Compensation Committee and its consultant to assist them in their pay determinations. In addition, management may request that the Compensation Committee convene a meeting, and management may communicate with the Compensation Committee’s consultant to provide the consultant with information or understand the views of, or request input from, the consultant as to pay proposals being submitted by management to the Committee. However, the Compensation Committee meets in executive session, without any member of management present, to discuss and make its final executive pay determinations.

Our non-CEO executives play no direct role in determining their own pay, except to the extent they assess their own performance against their individual performance objectives as part of our performance appraisal process and to the extent that the Senior Vice President, Chief Human Resources Officer, the Senior Vice President, Chief Financial Officer and the Senior Vice President, General Counsel and Secretary provide information to the Compensation Committee with respect to pay programs affecting the entire executive leadership team.

The Compensation Committee sets the performance goals for our SMIP and LTIP based upon input from our CEO, including suggested individual performance objectives and metrics under the SMIP and the performance cash component of the LTIP. In setting our corporate performance objectives and measures, the Committee seeks input from its independent consultant. The Committee also seeks input from our Board in setting our CEO’s individual performance objectives and metrics.

Internal Pay Equity and Wealth Accumulation

In determining awards for current and future performance periods, the Compensation Committee considers internal pay equity within the senior leadership team, but does not consider the impact of, or wealth accumulated as a result of, equity awards made during prior years, since those awards represent pay for services rendered during prior-year periods.

Tally Sheets

In connection with the preparation of our proxy statement each year, the Committee reviews “tally sheets” that summarize, for each executive officer, the compensation paid and equity grants awarded during the prior year, as well as the amounts that would have been payable to each executive officer if his or her employment had been terminated under a variety of scenarios as of December 31 of the prior year. The Committee uses these “tally sheets,” which are prepared by management and provide substantially the same information as is provided in the tables in this proxy statement, primarily to ensure that our executives’ estimated pay is consistent with the Committee’s intent in adopting the program and for reviewing internal pay equity within the senior leadership team.

Benchmarking and Peer Groups

The Compensation Committee engages its independent consultant to conduct a full benchmarking study of the Company’s executive compensation and that of its peers approximately every other year. Because the Committee uses benchmarking studies as a reference point, and not the sole determinative factor, in setting executive compensation, the Committee does not conduct benchmarking on an annual basis. Exequity conducted a full benchmarking study in the fall of 2018 that the Compensation Committee considered as a reference point in setting our executives’ 2019 pay opportunities. Exequity worked with management to develop a peer group for the benchmarking study. Initially, we reviewed for inclusion in the peer group public companies having revenues in the range of .5 to 2.0 times our revenues and having businesses that are consumer-driven and/or engaged in manufacturing. As a result, we identified, and the Compensation Committee approved for use in developing our 2019 CEO and CFO pay program, the following group:

PROXY-BASED PEER GROUP
American Woodmark Corporation	Helen of Troy Limited	Lindsay Corporation
Barnes Group Inc.	Infinera Corporation	Myers Industries, Inc.
Bassett Furniture Industries, Inc.	Interface, Inc.	Oxford Industries, Inc.
Callaway Golf Company	iRobot Corporation	Sleep Number Corporation
The Dixie Group, Inc.	Kimball International, Inc.	Trex Company, Inc.
Ethan Allen Interiors Inc.	La-Z-Boy Incorporated	TriMas Corporation
Flexsteel Industries, Inc.	Lifetime Brands, Inc.

We refer to this peer group as the “proxy-based peer group.” At the time the proxy-based peer group was selected, we ranked, by revenues, at the mid-point of the peer group.

To gather sufficient comparative data for executive positions other than the CEO and CFO, we created a second peer group consisting of companies who had participated in Equilar’s so-called “Top 25 Survey,” in which participating companies submit executive compensation data for their 25 most highly compensated executive positions. Using the same revenue criteria as described above for the proxy-based peer group, but a broader industry base than the proxy-based peer group, we identified, and the Compensation Committee approved, the following group:

EQUILAR TOP 25 PEER GROUP
Acacia Communications, Inc.	Ethan Allen Interiors Inc.	Nautilus, Inc.
Armstrong Flooring, Inc.	Federal Signal Corporation	Nordson Corporation
Avanos Medical, Inc.	Hillenbrand, Inc.	Powell Industries, Inc.
Callaway Golf Company	Infinera Corporation	Quanex Building Products Corporation
Cantel Medical Corp.	Insulent Corporation	SPX Flow, Inc.
Chart Industries, Inc.	Knoll, Inc.	Tennant Company
ESCO Technologies Inc.	MTS Systems Corporation	Trex Company, Inc.
Vera Bradley, Inc.

We refer to this peer group as the “Equilar Top 25 peer group.” At the time the Equilar Top 25 peer group was selected, we ranked, by revenues, at the mid-point of the peer group.

Using publicly disclosed pay information from the current proxy statements for the companies in the proxy-based peer group, Exequity compared the compensation of the CEO and CFO to the proxy-based peer group in terms of base pay, target annual bonus opportunity, target total cash, long-term incentives and target total direct compensation (target total cash plus long-term incentives). Using data submitted by the companies in the Equilar Top 25 peer group as a reference point, Exequity compared the compensation of our top officer positions (other than the CEO and CFO) to the peer group in terms of base pay, target annual bonus opportunity, target total cash, long-term incentives and target total direct compensation (target total cash plus long-term incentives). Exequity used the Equilar Top 25 peer group as an additional reference point when evaluating the compensation of our CEO and CFO.

Say-On-Pay Results and Shareholder Engagement

Our annual say-on-pay vote is one of our opportunities to receive feedback from shareholders regarding our executive compensation program. Following the 2018 Annual Meeting, at which our advisory say-on-pay proposal garnered the support of approximately 82% of the shares voted, we reached out to our top 25 shareholders (collectively representing over 61% of our then outstanding common stock) to solicit feedback regarding executive compensation and corporate governance. Our Chief Financial Officer, General Counsel and Chief Human Resources Officer spoke with six shareholders (collectively representing over 21% of our then outstanding common stock) who accepted our invitation to provide feedback.

In our conversations with shareholders, we generally heard support for the strategic initiatives on which we are focused and for the compensation measures tied to those initiatives and recognition of the need to retain key executives in order to execute the Company's strategy and improve the Company's performance. We also heard suggestions for changes to our executive compensation program, many of which varied significantly from shareholder to shareholder. Suggestions we heard included, but were not limited to, preference for use of performance shares instead of performance cash in the Company's long-term incentive program, suggestions regarding performance metrics, and consideration of stock option awards as powerful incentive tools to drive performance and increase the Company's stock price.

Our Compensation Committee considered the vote result and the feedback we received as it evaluated the compensation opportunities to be provided to our executive officers in 2019 and beyond. The Compensation Committee's ability to implement some of the suggestions proposed by shareholders is constrained due to the limited number of shares available for issuance under our equity incentive plans.

At our 2019 Annual Meeting, our advisory say-on-pay proposal garnered the support of approximately 84% of the shares voted.

POLICIES AND PRACTICES RELATED TO LIBBEY’S EXECUTIVE COMPENSATION PROGRAM

Potential Impact of Misconduct on Compensation

Our SMIP and long-term incentive plans are authorized under our Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan or our Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan, each of which contains a “clawback” provision. The clawback provision of the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan obligates the recipient of a cash or equity award to reimburse us if:

•	we are required, as a result of misconduct, to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws; and
•

the award recipient knowingly engaged, or was grossly negligent in engaging, in the misconduct, or knowingly failed, or was grossly negligent in failing, to prevent the misconduct or is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002.

The amount to be reimbursed is the amount of any payment in settlement of an award made under the Amended and Restated Libbey Inc. 2006 Omnibus Plan and earned or accrued during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying the financial reporting requirement in question.

Awards under the Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan are subject to forfeiture and clawback under such final rule as is promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act by the SEC, and under any clawback policy that we may have in place at any time.

Executive Stock Retention Guidelines

We have stock retention guidelines for our executives to ensure our executives retain ownership of meaningful amounts of equity in Libbey. Under the guidelines, each executive is generally required to retain, until his or her separation from service:

•	50% of the net after-tax shares underlying each grant of RSUs that subsequently vests; and
•	50% of the net after-tax shares underlying NQSOs that the executive subsequently exercises.

Executives nearing retirement are released from our guidelines on the date the Board is notified of the planned retirement, or one year before the contemplated retirement date, whichever is later.

As of March 20, 2020, all applicable named executives were in compliance with the Executive Retention Guidelines.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code precludes the Company from taking a federal income tax deduction for compensation paid in excess of $1 million to our covered employees (which includes the CEO and our three other most highly compensated executive officers, other than the Chief Financial Officer, for years prior to 2018). Prior to 2018 (and including tax years that began prior to January 1, 2018), this limitation did not apply to performance-based compensation. While the Compensation Committee has generally attempted to maximize the tax deductibility of executive compensation, the Compensation Committee believes that the primary purpose of our compensation program is to support the Company’s business strategy and the long-term interests of our shareholders. Therefore, the Compensation Committee has maintained the flexibility to award compensation that may not be tax-deductible if doing so furthers the objectives of our executive compensation program.

Under the recent U.S. tax reform, the exception to Section 162(m) for performance-based compensation has been repealed for tax years beginning after December 31, 2017, subject to certain transition and grandfathering rules. In addition, the Chief Financial Officer is now included as a covered employee. Despite these new limits on the deductibility of performance-based compensation, the Compensation Committee continues to believe that a significant portion of our named executive officers’ compensation should be tied to the Company’s performance. Therefore, we do not currently anticipate that the changes to Section 162(m) will significantly impact the design of our compensation program going forward.

Compensation Risk Assessment

On an annual basis, management conducts a risk assessment of our compensation policies, practices and plans to determine whether they encourage excessive risk-taking. In addition to reviewing this annual risk-assessment, the Compensation Committee reviews and discusses, at least annually, the relationship between risk management policies and practices and compensation and evaluates compensation policies and practices that could mitigate any such risk. Examples of features of our compensation program that guard against excessive risk-taking include:

•	An appropriate mix of fixed and variable, short-term and long-term, and cash and equity compensation;
•	Compensation Committee discretion regarding individual executive awards;
•	Oversight by non-participants in the plans;
•	Long-term compensation awards and vesting periods that encourage a focus on sustained, long-term results;
•	Executive incentive awards are subject to forfeiture and clawback;
•	Prohibition against hedging, pledging and engaging in transactions involving derivatives of our stock;
•	Stock ownership/retention requirements for our executives; and
•	"Double-trigger" vesting of equity awards and non-equity incentives after a change in control.

The Compensation Committee has determined that our compensation policies, practices and plans do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Mr. Foley

Mr. Foley is employed at will. He is not covered by an employment agreement or change in control agreement, nor is he eligible to participate in our Executive Severance Compensation Policy.

In early 2016, the Company entered into a letter agreement with Mr. Foley that provides for, among other things, limited separation benefits under certain circumstances. As with all other named executives, the award agreements relating to grants of RSUs, NQSOs and performance cash opportunities also provide for separation benefits in certain circumstances. There are no conditions to Libbey’s obligations to provide separation benefits to Mr. Foley.

Because Mr. Foley was retired at the time of his hire and intended to retire once again when his employment with Libbey ended (regardless of when or how it ended), the Compensation Committee chose to provide Mr. Foley with more modest separation benefits compared to those of our other named executives.

	Death or Disability	Resignation, Retirement or Termination without Cause
Cash Severance	None	None
Annual Cash Incentive (SMIP)(1)	Prorated to March 31, 2019 and subject to actual performance	Prorated to March 31, 2019 and subject to actual performance
Long-Term Performance Cash Incentive(1)	Target awards for each of 2017 LTIP, 2018 LTIP and 2019 LTIP, in each case prorated to March 31, 2019, paid as soon as administratively feasible	Prorated to March 31, 2019 and subject to actual performance
Equity Awards	All awards immediately vest	All awards immediately vest
Health, Welfare and Other Benefits	Accrued Benefits only	Accrued Benefits only
(1)

Except in the case of death or permanent disability, amounts paid under our SMIP and the performance cash component of our LTIP will be paid between January 1 and March 15 of the year following the end of the relevant performance cycle.

In March 2019, Mr. Foley retired from his role as CEO but continued to be employed by the Company as Executive Chairman. In connection with his retirement from his role as CEO, his participation in the 2019 SMIP and the performance cash components of the 2017 LTIP (2017-2019 performance cycle), 2018 LTIP (2018-2020 performance cycle) and 2019 LTIP (2019-2021 performance cycle) was prorated to March 31, 2019.

Mr. Foley retired from employment with the Company on February 29, 2020 but continues to serve on the Board as Chairman. In connection with his end of employment, Mr. Foley’s unvested equity awards vested on February 29, 2020.

All Other Named Executives

We do not have employment agreements with our other named executives. They are, however:

•	parties to change in control agreements that provide for payments under the circumstances described below in the event of a termination of employment in connection with a Change in Control; and
•	covered by our Executive Severance Compensation Policy, which provides for certain separation benefits in the event of termination of employment without Cause absent a Change in Control.

The terms of award agreements under which awards of RSUs and NQSOs were made provide for acceleration of unvested awards in the event of termination of employment under certain circumstances. Additionally, the terms of award agreements relating to the performance cash components of our 2017 LTIP (for the 2017-2019 performance cycle), 2018 LTIP (for the 2018-2020 performance cycle) and 2019 LTIP (for the 2019-2021 performance cycle) provide for payouts in the event of termination of employment under certain circumstances.

The following table assumes a termination date of December 31, 2019, and summarizes the trigger events under which payments may be made and/or other benefits provided, the material payments or benefits to be provided, and the conditions to our obligations to make the payments and/or provide the benefits.

	Death or Disability	Termination for Cause or Quit without Good Reason	Quit for Good Reason	Termination without Cause	Termination without Cause or Quit for Good Reason in connection with Change in Control
Cash Severance	None	None	None	12 months’ salary continuation + lump sum target annual incentive (For Mr. Bauer: 24 months’ salary continuation + lump sum 2x target annual incentive)	Lump sum 2x annual salary + 2x target annual incentive(2) (For Mr. Bauer: Lump sum 3x annual salary + 3x target annual incentive)(2)
Annual Cash Incentive (SMIP)	None	None	None	Prorated and subject to actual performance(1)	Prorated and subject to actual performance(1)
Long-Term Performance Cash Incentive	Prorated target award for any current performance cycle	None	Prorated and subject to actual performance(1)	Prorated and subject to actual performance(1)	Not prorated but subject to actual performance(1)
Equity Awards	All awards immediately vest	Forfeit all unvested awards	Forfeit all unvested awards	Awards scheduled to vest within 1 year immediately vest	All awards immediately vest
Health, Welfare and Other Benefits	Accrued Benefits only	Accrued Benefits only	Accrued Benefits only	Accrued Benefits; continued dental/health benefits during period of salary continuation; outplacement services during period of salary continuation

Accrued Benefits; 18 months (24 months for Mr. Bauer) continued dental/health/life insurance benefits; outplacement services with cost to Libbey ≤15% base salary; financial planning services with cost to Libbey ≤$10,000

Conditions to Payment of Benefits	None	None	None

Release of claims against Libbey; Confidentiality obligations; Obligation to assign intellectual property rights; Obligation to assist with litigation; 1-year obligation not to interfere with customer accounts, compete, divert business opportunities, solicit our employees, or disparage us

Release of claims against Libbey; Confidentiality obligations; Obligation to assign intellectual property rights; Obligation to assist with litigation; 1-year obligation not to interfere with customer accounts, compete, divert business opportunities, solicit our employees, or disparage us

(1)	Amounts paid under our SMIP and the performance cash component of our LTIP will be paid between January 1 and March 15 of the year following the end of the relevant performance cycle.
(2)

Lump-sum cash payments will be paid no later than five days after termination except to the extent the payments are subject to a six-month delay under Internal Revenue Code Section 409A, in which case payment will be on the first day of the seventh month after the executive’s termination.

DEFINITIONS

Unless otherwise specified above, the following definitions apply:

“Accrued Benefits” includes base salary through date of termination, any amounts to which the executive is entitled under any retirement savings plan, equity participation plan, medical benefit plan or employment policy and any incentive compensation earned but not yet paid for a performance period ended before the date of termination.

“Cause” means (a) willful and continuous failure to substantially perform duties; (b) willful and continuous failure to substantially follow and comply with directives of the Board; (c) commission of an act of fraud or dishonesty that results in harm to us or failure to comply with a material policy, including our Code of Business Ethics and Conduct; (d) material breach of a material obligation to us; or (e) commission of illegal conduct or gross misconduct that causes harm to us. When used in reference to a termination that is not in connection with a change in control, “Cause” can have any of the previously listed meanings or conviction of a misdemeanor or felony that is directly related to, or indicates the executive is not suited for, the position the executive occupies with us.

“Change in Control” generally means any of the following events:

•

A person (other than Libbey, any trustee or other fiduciary holding securities under one of our employee benefit plans, or any corporation owned, directly or indirectly, by our shareholders in substantially the same proportions as their ownership of our common stock) becomes the “beneficial owner,” directly or indirectly, of our securities representing 30% or more of the combined voting power of our then-outstanding securities;

•

The consummation of a merger or consolidation pursuant to which we are merged or consolidated with any other corporation (or other entity), unless our voting securities outstanding immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of securities of the surviving entity outstanding immediately after the merger or consolidation;

•	A plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets is consummated; or
•

During any period of two consecutive years (not including any period prior to the execution of the agreement), Continuing Directors (as defined below) cease for any reason to constitute at least a majority of our Board. Continuing Directors means (i) individuals who were members of the Board at the beginning of the two-year period referred to above and (ii) any individuals elected to the Board, after the beginning of the two-year period referred to above, by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. However, an individual who is elected to the Board after the beginning of the two-year period referred to above will not be considered to be a Continuing Director if the individual was designated by a person who has entered into an agreement with us to effect a transaction that otherwise meets the definition of a change in control.

A person typically is considered to be the “beneficial owner” of securities if the person has or shares the voting power associated with those securities.

“Good Reason” means (a) the executive ceases to be an officer of the Company; (b) we reduce the executive’s base salary and we do not apply the reduction in the same or similar manner to similarly situated employees; (c) we materially reduce the executive’s annual incentive compensation opportunity and the reduction is not applied in the same or similar manner to similarly situated employees; (d) we materially reduce or eliminate an executive benefit or an employee benefit, and we do not apply the reduction to similarly situated employees in the same or similar manner; (e) we materially breach any written agreement between the executive and the Company and we fail to remedy the breach within 60 days after our receipt from the executive of written notice of breach; or (f) we exercise our right not to renew the agreement unless we concurrently exercise our right not to renew the agreements of similarly situated employees.

SUMMARY COMPENSATION TABLE

The following narrative and tables describe the “total compensation” our named executives earned during 2019 and 2018. The total compensation presented below does not reflect the actual pay received by, or the target pay of, the named executives in 2019 or 2018.

The core components of our named executives’ compensation are base salary, an annual cash incentive opportunity under our SMIP, and a long-term incentive opportunity under our LTIP, which includes performance-based cash compensation and equity awards. In addition to these core components, our executives occasionally receive compensation through sign-on awards, discretionary awards in recognition of outstanding individual contributions, retention awards, or in connection with termination of employment.

In connection with his hire, Mr. Bauer received a sign-on award of 150,000 NQSOs to induce him to join the Company. The sign-on NQSOs cliff-vest on March 25, 2022, the third anniversary of Mr. Bauer's start date.

In connection with his transition from CEO to Executive Chairman, Mr. Foley’s salary was reduced to $232,000 and his participation in the SMIP and LTIP was prorated to March 31, 2019.

Our named executives do not participate in a pension plan. We do not guarantee any particular rate of return on deferred compensation under our Executive Savings Plan ("ESP") or our Executive Deferred Compensation Plan ("EDCP"). The rate of return depends upon the performance of the fund in which the participant's ESP or EDCP account is deemed invested. Accordingly, our named executives do not have any above-market earnings on nonqualified deferred compensation.

Name	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael P. Bauer(6)	2019	520,313	0	366,837	122,419	564,167	93,339	1,667,075
Chief Executive Officer

William A. Foley(7)	2019	380,250	0	677,771	0	420,647	44,727	1,523,395
Chairman and former CEO	2018	825,000	0	814,353	0	1,014,805	123,984	2,778,142

James C. Burmeister(8)	2019	421,668	0	118,467	0	329,204	18,845	888,184
Senior Vice President, Chief Operating Officer	2018	386,250	0	123,389	0	247,598	28,362	785,599

Sarah J. Zibbel(9)	2019	310,002	0	59,424	0	169,613	35,206	574,245
Senior Vice President, Chief Human Resources Officer	2018	228,626	100,000	120,170	0	107,538	22,304	578,638

(1)	As to Ms. Zibbel for 2018, represents a signing bonus.
(2)

Represents the grant date fair value, in accordance with FASB ASC Topic 718, of RSUs granted in 2019 and 2018, respectively. The actual values realized by the executive depends on the number of RSUs that actually vest and the price of our common stock when the RSUs vest. RSU awards in 2019 vest ratably over a three-year period. RSU awards in 2018 vest ratably over a four-year period, except that 10,000 RSUs granted to Ms. Zibbel in 2018 cliff-vest on the third anniversary of her first day of employment. For more information, see Footnote 11, “Employee Stock Benefit Plans,” to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2020.

(3)

Represents the grant date fair value, in accordance with FASB ASC Topic 718, with respect to NQSOs granted to Mr. Bauer in 2019. The actual values received by Mr. Bauer depend on the number of NQSOs that actually vest, the number of shares with respect to which NQSOs are exercised and the price of our common stock on the date on which the NQSOs are exercised. The awards cliff-vest on March 25, 2022, the third anniversary of Mr. Bauer’s date of hire. For more information, see Footnote 11, “Employee Stock Benefit Plans,” to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2020.

(4)

Represents amounts earned by the named executives in 2019 and 2018 under our SMIP and under the performance cash component of our 2017 LTIP and 2016 LTIP, respectively. The awards under our 2019 SMIP and 2017 LTIP were paid in March of 2020 and the awards under our 2018 SMIP and 2016 LTIP were paid in March of 2019.

(5)	For 2019, includes annual company matching contributions to our 401(k) savings plan (a broad-based plan open to all U.S. salaried employees) and the following perquisites:

Named Executive	EDCP Matching (a)	Tax Prep / Financial Planning (b)	Housing Allowance, Commuting or Relocation Assistance (c)	Tax Gross-Up (d)	Ground Transport (e)	Airline Club	Annual Executive Physical Exam	Total
M. Bauer	$0	$0	$50,333	$21,892	$1,953	$845	$4,047	$79,070
W. Foley	5,800	3,744	17,838	0	0	545	0	27,927
J. Burmeister	0	1,500	0	0	0	545	0	2,045
S. Zibbel	0	15,046	0	0	47	545	2,768	18,406

(a)	Annual company matching contributions to our EDCP
(b)	The cost we paid for tax return preparation and financial planning for the named executive
(c)

As to Mr. Bauer, represents relocation expense. As to Mr. Foley, represents a $14,164 allowance for housing in the Toledo, Ohio, area since Mr. Foley’s primary home is in the Cleveland, Ohio metropolitan area and $3,674 in expenses related to commuting between Cleveland and Toledo. Mr. Foley's housing allowance ended effective April 24, 2019.

(d)	As to Mr. Foley, represents tax gross-up on commuting expense. As to Mr. Bauer, represents tax gross-up on relocation expense.
(e)

Includes our incremental cost for ground transportation for personal and business trips from the Toledo, Ohio, area to the Detroit / Wayne County Metropolitan Airport. For personal trips, includes the entire cost we incurred for such transportation. For business trips, includes the amount in excess of the amount to which the named executive would have been entitled as reimbursement for mileage and parking under our travel policy applicable to all employees.

(6)	Mr. Bauer was hired as CEO on March 25, 2019.
(7)

Effective March 24, 2019, Mr. Foley retired from his role as CEO but continued to be employed by the Company as Executive Chairman until his employment ended on February 29, 2020. Mr. Foley now serves as non-executive Chairman and is compensated in accordance with the Company’s non-management director compensation program. For more information, see "Non-Management Directors' Compensation."

(8)

Mr. Burmeister was promoted to Senior Vice President, Chief Operating Officer and Chief Financial Officer on October 1, 2019. Mr. Burmeister ceased serving as Chief Financial Officer effective January 13, 2020 but continues to serve as Chief Operating Officer.

(9)	Ms. Zibbel was hired on April 5, 2018.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Our named executives had the following types of equity awards outstanding at the end of the 2019 fiscal year:

•	NQSOs granted under our Amended 2016 Omnibus Plan and predecessor plans;
•	RSUs granted under our Amended 2016 Omnibus Plan and predecessor plans; and
•	RSUs and NQSOs granted to Mr. Bauer to induce him to join the Company and issued outside the terms of the Company's Omnibus Incentive Plans in accordance with Section 711(a) of the NYSE American Company Guide.

The following table shows, for each of the named executives, as of December 31, 2019: (a) the number, exercise price and expiration date of NQSOs that were vested but not yet exercised and of NQSOs that were not vested; and (b) the number and market value of RSUs that were not vested.

			Option Awards				Stock Awards
Name	Award Date(1)	Grant Date(1)(2)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(3)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4)	Market Value of Shares or Units of Stock That Have Not Vested(5)
M. Bauer	3/10/19	3/25/19	0	37,500	$7.00	3/25/29	116,827	$169,399
	3/10/19	3/25/19	0	37,500	8.50	3/25/29
	3/10/19	3/25/19	0	37,500	10.00	3/25/29
	3/10/19	3/25/19	0	37,500	11.50	3/25/29
W. Foley	1/11/16	2/25/16	94,949	31,649	17.13	2/25/26	14,963	21,696
	2/13/17	3/1/17	44,276	44,274	13.60	3/1/27	21,889	31,739
	2/6/18	2/28/18					119,757	173,648
	2/18/19	2/22/19					190,385	276,058
J. Burmeister	3/16/17	5/3/17	10,594	10,592	9.38	5/3/27	4,672	6,774
	2/6/18	2/28/18					18,145	26,310
	2/18/19	2/22/19					30,000	43,500
	3/10/19	3/15/19					3,692	5,353
S. Zibbel	3/7/18	5/2/18					10,500	15,225
	3/7/18	5/2/18					10,000	14,500
	2/18/19	2/22/19					16,692	24,203

(1)	The Award Date is the date on which the Compensation Committee took action, and the Grant Date is the date on which we determined the number of NQSOs or RSUs, as the case may be, awarded.
(2)

See “Executive Compensation Program — What pay did Libbey's executives receive for 2019? - Equity Compensation” for information as to how we determine the number of NQSOs and RSUs awarded to our named executives. We inform grant recipients of their awards after we determine the number of NQSOs and/or RSUs to be granted. For awards made in February 2019, the grant date was the first business day after we announced our results of operations for the 2018 fiscal year. For awards made to Mr. Burmeister in March 2019, the grant date was the effective date of his LTIP target increase. For awards made to Mr. Bauer in 2019, the grant date was his date of hire.

(3)

Represents NQSOs awarded under our Omnibus Plans and, with respect to Mr. Bauer, issued outside our Omnibus Incentive Plans in accordance with Section 711(a) of the NYSE American Company Guide. NQSOs granted before 2015 vest 25% on each of the first four anniversaries of the grant date. NQSOs granted to Mr. Burmeister in May 2017 vest 25% on each of the first four anniversaries of March 30, 2017, his first day of employment. NQSOs granted to Mr. Foley in 2017 vest 25% per year beginning on February 17 of the year after the grant. NQSOs granted to Mr. Bauer in 2019 cliff-vest on March 25, 2022, the third anniversary of his hire date.

(4)

Represents RSUs awarded under our Omnibus Plans and, with respect to Mr. Bauer, issued outside our Omnibus Incentive Plans in accordance with Section 711(a) of the NYSE American Company Guide. One share of our common stock underlies each RSU. RSUs granted in February 2016, March 2017, and February 2018 vest 25% per year for four years beginning on February 17 of the year after the grant. The 10,000 sign-on RSUs granted to Ms. Zibbel on May 2, 2018 cliff vest on April 5, 2021, the third anniversary of her start date, while the remaining 14,000 RSUs granted to Ms. Zibbel in 2018 vest ratably over four years starting on April 5, 2019. All RSUs granted to Mr. Bauer in 2019 vest one-third on each of the first three anniversaries of the grant date. The RSUs granted to Mr. Burmeister on March 15, 2019 vest one-third on each of the first three anniversaries of the grant date. All other RSUs granted in 2019 vest one-third per year for three years beginning on February 18, 2020.

(5)

Represents the market value, as of December 31, 2019, of unvested RSUs. We have estimated the market value by multiplying the number of shares of common stock underlying the RSUs by $1.45, the closing price of our common stock on the last trading day of 2019.

STOCK OWNERSHIP INFORMATION

WHO ARE THE LARGEST OWNERS OF LIBBEY STOCK?

The following table shows information, as of March 20, 2020 unless otherwise indicated, with respect to the persons we know to be beneficial owners of 5% or more of our common stock. Except as otherwise indicated by footnote, the percentage ownership indicated is based on 22,577,358 outstanding shares of Libbey Inc. common stock as of March 20, 2020.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Dimensional Fund Advisors LP(1) Building One 6300 Bee Cave Road Austin, TX 78746	1,214,757	5.38%

(1)

Based solely on Amendment No. 5 to Schedule 13G filed with the SEC on February 12, 2020, as of December 31, 2019, Dimensional Fund Advisors LP, an investment adviser, was the beneficial owner of 1,214,757 common shares, with sole dispositive power as to all such shares, shared dispositive power as to no such shares, sole voting power with respect to 1,167,499 common shares, and shared voting power with respect to no common shares.

HOW MUCH LIBBEY STOCK DO OUR DIRECTORS AND OFFICERS OWN?

BENEFICIAL OWNERSHIP TABLE

The following table shows, as of March 20, 2020, the number of shares of our common stock and percentage of all issued and outstanding shares of our common stock that are beneficially owned by our directors, the named executives and our directors and executive officers as a group. With respect to those named executives who were no longer employed by the Company as of March 20, 2020, the information included in this table is accurate to the best of our knowledge. Our address, as set forth on the Notice of Annual Meeting of Shareholders, is the address of each director and named executive set forth below. The shares owned by the named executives set forth below include the shares held in their accounts in our 401(k) plan. An asterisk indicates ownership of less than one percent of the outstanding stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Michael P. Bauer(1)	10,000	*
James C. Burmeister(1)	42,288	*
William A. Foley(1)(2)	643,956	2.85%
Ginger M. Jones(2)	46,481	*
Eileen A. Mallesch(2)	36,258	*
Deborah G. Miller(2)	56,284	*
Carol B. Moerdyk(2)	63,534	*
Steve Nave(2)	25,786	*
John C. Orr(2)	50,122	*
Sarah J. Zibbel(1)	6,026	*
Directors and Executive Officers as a Group(1)(2)	987,742	4.37%

(1)	Includes the following NQSOs that have been granted to our named executives and all executive officers as a group and that currently are exercisable or will be exercisable on or before May 18, 2020:

Named Executive	Number of Outstanding Stock Options Exercisable Within 60 Days
M. Bauer	0
W. Foley	215,148
J. Burmeister	15,890
S. Zibbel	0
All executive officers as a group	233,838

(2)

Includes the following shares of our common stock that are deferred by non-management directors under our 2009 Director Deferred Compensation Plan, which we refer to as our Director DCP, and that are payable as shares of our common stock:

Name of Director	Number of Deferred Shares
W. Foley(a)	0
G. Jones	13,846
E. Mallesch	36,258
D. Miller	0
C. Moerdyk	0
S. Nave	25,786
J. Orr	0
All non-management directors as a group	75,890

Does not include the following shares of phantom stock that are held by non-management directors pursuant to our deferred compensation plans for outside directors and that are payable in cash:

Name of Director	Number of Phantom Shares
W. Foley(a)	13,126
G. Jones	0
E. Mallesch	0
D. Miller	2,443
C. Moerdyk	20,566
S. Nave	80,093
J. Orr	0
All non-management directors as a group	116,228

(a)

Mr. Foley was a non-management director from 1994 until he assumed the role of CEO on January 12, 2016. After serving as a management director from January 12, 2016 through February 29, 2020, he returned to serving as a non-management director effective March 1, 2020.

For more information regarding our deferred compensation plans for non-management directors, see “Non-Management Directors’ Compensation,” above.

In addition to outstanding shares of common stock that our named executives beneficially owned as of March 20, 2020, the named executives and all executive officers as a group have received the following grants of RSUs that have not yet vested:

Named Executive	Number of Unvested RSUs(1)
M. Bauer	520,750
W. Foley	0
J. Burmeister	176,464
S. Zibbel	89,341
All executive officers as a group	947,183

(1)

Of these amounts, 387 RSUs with 4-year ratable vesting were awarded on February 13, 2017; 4,672 RSUs with 4-year ratable vesting were awarded on March 16, 2017; 13,840 RSUs with 4-year ratable vesting were awarded on February 5, 2018; 10,500 RSUs with 4-year ratable vesting were awarded on March 7, 2018; 10,000 RSUs with 3-year cliff vesting were awarded on March 7, 2018; 34,040 RSUs with 3-year ratable vesting were awarded on February 18, 2019; 119,288 RSUs with 3-year ratable vesting were awarded on March 10, 2019; and 754,456 RSUs with 3-year ratable vesting were awarded on February 18, 2020. One share of our common stock will be issued for each vested RSU. Dividends do not accrue on RSUs until they vest. For further information, see the Outstanding Equity Awards at Fiscal Year-End Table.

EQUITY COMPENSATION PLAN INFORMATION

Following are the number of securities and weighted average exercise price thereof under our compensation plans approved and not approved by security holders as of December 31, 2019:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	1,549,333	$16.94	2,140,834
Equity compensation plans not approved by security holders(2)	266,827	9.25	0
Total	1,816,160	15.31	2,140,834

(1)	Includes 990,010 restricted stock units awarded under Libbey's equity compensation plans.
(2)	Represents 116,827 restricted stock units and 150,000 nonqualified stock options granted as inducement awards to Mr. Bauer in connection with his hire in March 2019. These inducement awards were not granted under an equity compensation plan.

AUDIT-RELATED MATTERS

Proposal 3     Ratification of Auditors

The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent auditors for our 2020 fiscal year. Although ratification by the shareholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. Unless otherwise directed, proxies will be voted for ratification.

The Board recommends a vote FOR this proposal

If our shareholders do not ratify the appointment of Deloitte & Touche LLP, our Audit Committee, in its discretion, will consider the voting results and evaluate whether to select a different independent auditor.

WHAT FEES DID LIBBEY PAY TO ITS AUDITORS FOR FISCAL 2019 AND 2018?

For the years ended December 31, 2019, and December 31, 2018, Deloitte & Touche LLP served as the Company’s external auditors. Fees for services rendered by Deloitte & Touche LLP for the years ended December 31, 2019, and December 31, 2018, are as follows:

Nature of Fees	2019 Fees	2018 Fees
Audit Fees(1)	$1,403,940	$1,163,145
Audit-Related Fees(2)	90,677	99,586
Tax Fees(3)	36,250	0
All Other Fees	0	0
Total	1,530,867	1,262,731

(1)

Audit Fees include fees associated with the annual audit of our internal controls, the annual audit of financial statements, the reviews of our quarterly reports on Form 10-Q and annual report on Form 10-K, statutory audit procedures and services that generally only the independent registered accounting firm can provide such as comfort letters, consents and assistance with review of documents to be filed with or furnished to the SEC.

(2)	Audit-related fees include fees for audits of our employee benefit plans.
(3)	Tax fees are for tax consulting and planning services.

WHAT ARE LIBBEY'S PRE-APPROVAL POLICIES AND PROCEDURES?

All audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of these services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions. The Audit Committee’s policy regarding auditor independence requires pre-approval by the Audit Committee of audit, audit-related and tax services on an annual basis. The policy requires that engagements that the auditors or management anticipates will exceed pre-established thresholds must be separately approved. The policy also provides that the Committee will authorize one of its members to pre-approve certain services. The Committee appointed Ginger Jones, Chair of the Committee, to pre-approve these services.

For our 2019 fiscal year, Deloitte & Touche LLP served as the Company’s independent registered public accounting firm. The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent auditors for our 2020 fiscal year.

Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will be available to respond to appropriate questions.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Libbey under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Libbey specifically incorporates this Report by reference therein.

The Audit Committee oversees the integrity of our financial statements on behalf of the Board of Directors; the adequacy of our systems of internal controls; our compliance with legal and regulatory requirements; the qualifications and independence of our independent auditors; and the performance of our independent auditors and of our internal audit function.

In fulfilling its oversight responsibilities, the Audit Committee has direct responsibility for, among other things:

•	confirming the independence of our independent auditors;
•	appointing, compensating and retaining our independent auditors;
•	reviewing the scope of the audit services to be provided by our independent auditors, including the adequacy of staffing and compensation;
•	approving non-audit services;
•	overseeing management’s relationship with our independent auditors;
•	overseeing management’s implementation and maintenance of effective systems of internal and disclosure controls;
•	reviewing our internal audit program; and
•	together with the Board and its other standing committees, overseeing our enterprise risk management program.

The Audit Committee reviews and discusses with management and the independent auditors all annual and quarterly financial statements before their issuance. The Audit Committee’s discussions with management and the independent auditors include a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

With respect to the audited financial statements for the year-ended December 31, 2019, the Audit Committee met both with management and with the independent auditors who are responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee also met with each of the independent auditors and the internal auditors without management being present. The Audit Committee discussed with the independent auditors and management the results of the independent auditors’ examinations; their judgments as to the quality, not just the acceptability, of our accounting principles; the adequacy and effectiveness of our accounting and financial internal controls; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and such other matters as are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The independent auditors provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent auditors their independence.

Taking all of these reviews and discussions into account, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

Ginger M. Jones, Chair
Eileen A. Mallesch
Deborah G. Miller
John C. Orr

QUESTIONS AND ANSWERS ABOUT
THE MEETING

WHO MAY VOTE?

You may vote if you were a holder of the common stock of Libbey Inc. at the close of business on March 20, 2020.

A complete list of shareholders entitled to vote at the Annual Meeting will be maintained at the Company’s principal executive offices at 300 Madison Avenue, Toledo, Ohio, for a period of at least ten days before the Annual Meeting.

WHAT MAY I VOTE ON, WHAT ARE MY VOTING OPTIONS AND HOW DOES THE BOARD RECOMMEND THAT I VOTE?

Proposal		Voting Options	Board Recommendation
1	Election of Directors: Election of William A. Foley, Deborah G. Miller and Steve Nave to serve as Class III directors	For, Withhold (as to any nominee) or Abstain	FOR each nominee
2

Advisory Say-on-Pay:
RESOLVED, that the stockholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executives, as disclosed in this proxy statement, including the compensation tables and narrative discussion, pursuant to Item 402 of Regulation S-K

		For, Against or Abstain	FOR
3	Ratification of Independent Auditor: Ratification of the appointment of Deloitte & Touche LLP as Libbey’s independent auditors for the 2020 fiscal year	For, Against or Abstain	FOR

HOW DO I VOTE?

Registered Shareholders

If you are a registered shareholder, you may vote in any of the following ways:

•

Vote by telephone: Call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. EDT, on May 12, 2020 for shares held directly or May 10, 2020 for shares held in a Plan. Make sure you have your proxy card, notice document or email that you received and follow the simple instructions provided.

•

Vote over the internet: Go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. EDT, on May 12, 2020 for shares held directly or May 10, 2020 for shares held in a Plan. Make sure you have available the proxy card, notice document or email that you received and follow the simple instructions provided.

•

Vote by mail: If you received printed copies of the proxy materials by mail, you may mark, date and sign the enclosed proxy card and return it in the postage-paid envelope that was provided to you. Sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

•	Vote in person at the annual meeting: Bring the proxy card, notice document or email you received and bring other proof of identification and request a ballot at the meeting.

Shares held jointly by two or more registered shareholders may be voted by any joint owner unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.

Shares Held in Street Name

If you hold your shares in street name (you hold your shares through a broker or other nominee) you will receive from your broker a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It also will tell you how to request a paper or e-mail copy of our proxy materials. If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote, including Proposals 1 and 2.

Shares Held Through 401(k) Plan

If you participate in one of our 401(k) plans, and if you have investments in the Libbey Inc. stock fund and have an e-mail address provided by Libbey for business purposes, you will receive an e-mail message at your Libbey-provided e-mail address containing instructions that you must follow in order for shares in your account to be voted. If you participate in one of our 401(k) plans, have investments in the Libbey Inc. stock fund and do not have an e-mail address provided by Libbey for business purposes, you will receive instructions from the trustee of the applicable 401(k) plan that you must follow in order for shares in your account to be voted.

MAY I CHANGE MY VOTE?

If you are a shareholder of record, you may, at any time before your shares are voted at the annual meeting, change your vote or revoke your proxy by sending us a proxy card dated later than your last vote, notifying the Secretary of Libbey in writing, or voting at the meeting. If you hold your shares in street name through a broker or other nominee, you should contact your broker or nominee to determine how to change your vote or revoke your proxy.

HOW MANY SHARES OF LIBBEY COMMON STOCK ARE OUTSTANDING?

At the close of business on March 20, 2020, there were 22,577,358 shares of Libbey common stock outstanding. Each share of common stock is entitled to one vote.

HOW BIG A VOTE DO THE PROPOSALS NEED IN ORDER TO BE ADOPTED?

Provided that a quorum is present either in person or by proxy at the Annual Meeting:

•	Proposal 1: Since the election of directors is uncontested, each director must receive the vote of the majority of the votes cast with respect to such director’s election.
•	Proposals 2-3: The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

WHAT CONSTITUTES A QUORUM?

Under our By-laws, the holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum, permitting business to be transacted at the meeting.

HOW WILL VOTES BE COUNTED?

Votes cast in person or by proxy will be tabulated by the inspector of elections and will determine whether a quorum is present. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. For purposes of determining whether shareholders have approved a matter, abstentions are not treated as votes cast “for,” “against” or “withheld,” and will have no effect on the outcome of any of Proposals 1 – 3. Additionally, broker non-votes will not be considered as present and entitled to vote with respect to any of Proposals 1 – 2. The common stock outstanding on the record date held by the trustee under Libbey’s 401(k) plans will be voted by the trustee in accordance with instructions from participants in those plans. Votes will not be cast with respect to those shares in the plans for which no instructions are received.

WHAT ARE BROKER NON-VOTES?

If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to vote your shares with respect to certain matters, including Proposals 1 – 2, unless you give your broker or nominee specific instructions as to how to vote. Non-voted shares on non-routine matters are called broker non-votes. They will not be counted in determining the number of shares necessary for approval but will be counted in determining whether there is a quorum.

HOW WILL VOTING BE CONDUCTED ON OTHER MATTERS RAISED AT THE MEETING?

The proxy committee will vote on other matters that properly come before the meeting in accordance with the Board’s recommendation or, if no recommendation is given, in the discretion of the proxy committee.

WHEN MUST SHAREHOLDER PROPOSALS BE SUBMITTED FOR THE 2021 ANNUAL MEETING?

A shareholder desiring to submit a proposal for inclusion in our Proxy Statement for our 2021 Annual Meeting must deliver the proposal so that we receive it no later than December 2, 2020. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act will be considered untimely if submitted after February 15, 2021. A shareholder desiring to nominate one or more directors for election at our 2021 Annual Meeting must deliver the written nomination no earlier than January 13, 2021, and no later than February 12, 2021. All such proposals must be addressed to Jennifer M. Jaffee, Senior Vice President, General Counsel and Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

GENERAL INFORMATION

Certain Legal Proceedings

We are involved in various routine legal proceedings arising in the ordinary course of our business. We are a named potentially responsible party with respect to a landfill in West Covina, California, and with respect to the Lower Ley Creek and Upper Ley Creek sub-sites of the Onondaga (New York) Lake Superfund Site. For a detailed discussion of these environmental contingencies, see note 17, Contingencies, to the Consolidated Financial Statements included in Part II, Item 8 of the Company's Annual Report on Form 10-K for the year-ended December 31, 2019. In addition, the Company and its subsidiaries are subject to examination by various countries' tax authorities. These examinations may lead to proposed or assessed adjustments to our taxes. For a detailed discussion on tax contingencies, see note 7, Income Taxes, to the Consolidated Financial Statements included in Part II, Item 8 of the Company's Annual Report on Form 10-K for the year-ended December 31, 2019.

Other Business

As of the date of this proxy statement, neither the Board nor management knows of any other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the meeting, the proxy committee intends to take such action as shall be in accordance with their judgment on such matters. All other matters to be voted upon by shareholders will require a majority vote of common stock represented in person or by proxy.

Solicitation Costs

The Company has retained Georgeson to assist in the solicitation of proxies. We estimate the cost of Georgeson's services will be approximately $8,500, plus expenses for out-of-pocket costs. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone or electronic communication. Arrangements have been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith. The Company will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Company’s Board of Directors.

Reports to Shareholders

We are pleased to take advantage of SEC rules that permit issuers to furnish their proxy materials to shareholders on the internet. Shareholders may request a paper copy of this proxy statement and the 2019 Annual Report by:

Internet	www.proxyvote.com
Telephone	1-800-579-1639
Email	sendmaterial@proxyvote.com

A copy of the Company’s Annual Report on Form 10-K for the year-ended December 31, 2019, including the consolidated financial statements, as filed with the SEC, may be obtained without charge by sending a written request to Libbey Inc., Attention: Investor Relations, 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

By Order of the Board of Directors,

Jennifer M. Jaffee
Secretary

Toledo, Ohio
April 1, 2020

APPENDIX A

Calculation of Adjusted EBITDA, Adjusted Cash Earnings and Decrease in Inventories

Used for Incentive Compensation Purposes

(dollars in thousands)

Year-ended December 31, 2019
Adjusted EBITDA(1)
Reported net income (loss) (U.S. GAAP)	$(69,019)
Add: Interest expense	22,510
Add: Provision for income taxes	8,753
Add: Depreciation and amortization	39,046
Add: Special items before interest and taxes
Asset impairments	65,152
Organizational realignment	3,341
Debt refinancing fees	525
Reported Adjusted EBITDA (non-GAAP)	70,308
Impact of currency to reflect results at budgeted exchange rates	(149)
Adjusted EBITDA at budgeted exchange rates (non-GAAP)	$70,159

Decrease in Trade Working Capital(2)
Decrease in accounts receivable - net	$2,670
Decrease in inventories - net	17,306
Increase in accounts payable	4,426
Decrease in Trade Working Capital (non-GAAP)	24,402
Decrease due to currency	(673)
Decrease in Trade Working Capital at budgeted exchange rates (non-GAAP)	$23,729

Adjusted Cash Earnings
Adjusted EBITDA at budgeted exchange rates (non-GAAP)	$70,159
Decrease in Trade Working Capital at budgeted exchange rates (non-GAAP)	23,729
Adjustment to Cash Earnings to reduce actual SMIP payout to target(3)	(2,388)
Adjusted Cash Earnings at budgeted exchange rates (non-GAAP)	$91,500

Decrease in Inventories – net
Inventories – net balance at the beginning of the year	$192,103
Inventories – net balance at the end of the year	174,797
Decrease in inventories – net	17,306
Decrease due to currency	598
Decrease in inventories – net at constant currency exchange rates (non-GAAP)	$16,708

(1)

We believe that Adjusted EBITDA, a non-GAAP financial measure, is a useful metric for evaluating our financial performance, as it is a measure that we use internally to assess our performance. For certain limitations and a reconciliation from net income (loss) to Adjusted EBITDA, see the "Non-GAAP Measures" and "Reconciliation of Net Income (Loss) to Adjusted EBITDA" sections included in Part II, Item 6. Selected Financial Data, in our 2019 Annual Report on Form 10-K.

(2)

Trade Working Capital, a non-GAAP financial measure, is defined as net accounts receivable plus net inventories less accounts payable. We believe that Trade Working Capital is important supplemental information for investors in evaluating liquidity in that it provides insight into the availability of net current resources to fund our ongoing operations. Trade Working Capital is a measure used by management in internal evaluations of cash availability and operational performance.

Trade Working Capital is used in conjunction with and in addition to results presented in accordance with U.S. GAAP. Trade Working Capital is neither intended to represent nor be an alternative to any measure of liquidity and operational performance recorded under U.S. GAAP. Trade Working Capital may not be comparable to similarly titled measures reported by other companies.
(3)	Adjustment represents the favorable impact to Adjusted Cash Earnings of reducing the Senior Management Incentive Plan payout from 136% of target to 100% of target.

A-1

Adjusted Income from Operations, a non-GAAP financial measure, is defined as net income (loss) plus interest expense, provision for income taxes, other (income) expense, and special items, when applicable, that Libbey believes are not reflective of our core operating performance. For a reconciliation of Adjusted Income from Operations to the most directly comparable U.S. GAAP measure, see Libbey's 8-K press release dated February 25, 2020.

Free Cash Flow, a non-GAAP financial measure, is the sum of net cash provided by operating activities and net cash used in investing activities. The most directly comparable U.S. GAAP measure is net cash provided by (used in) operating activities. For a reconciliation of Free Cash Flow to the most directly comparable U.S. GAAP measure, see Libbey's 8-K press release dated February 25, 2020.

Return on Invested Capital (ROIC), a non-GAAP financial measure, is defined as after-tax adjusted income from operations (using a 35% tax rate) over ending Trade Working Capital (accounts receivable-net plus inventory-net, less accounts payable) plus net book value of property, plant and equipment. For purposes of the 2017 LTIP (2017-2019 performance period), the calculation of ROIC for the 2017 plan year is included in Appendix A of our proxy statement filed on March 29, 2018.

A-2

LIBBEY

LIBBEY INC.
P.O. BOX 10060
TOLEDO, OH 43699-0060

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 12, 2020 for shares held directly and by 11:59 P.M. ET on May 10, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 12, 2020 for shares held directly and by 11:59 P.M. ET on May 10, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following Class III Directors:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01) William A. Foley   02) Deborah G. Miller   03) Steve Nave

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: The Directors up for election are Class III directors. At the meeting shareholders will transact such other business as properly may come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

0000442422_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

LIBBEY INC.
Annual Meeting of Shareholders
May 13, 2020 2:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Juan Amezquita and Jennifer M. Jaffee, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LIBBEY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 PM, EDT on May 13, 2020, at the Libbey Corporate Showroom, 335 N. St. Clair Street, Toledo, Ohio, 43604, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000442422_2 R1.0.1.18